As filed with the Securities and Exchange Commission on April 29, 2010

Registration No. 333-165742

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	3272	16-1718190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shidai Caifu Tiandi Building Suite 1906-09,
1 Hangfeng Road Fengtai District
Beijing, China 100070
011- 86-10-5170-9287
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

United Corporate Services, Inc.
10725 West 85th Place, Arvada, CO 80005
(800) 899-8648
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darren Ofsink, Esq.	Mitchell S. Nussbaum, Esq.
Guzov Ofsink, LLC	Frank J. Marinaro, Esq.
600 Madison Avenue	Loeb & Loeb LLP
14th Floor	345 Park Avenue
New York, New York 10022	New York, New York 10154
Telephone: (212) 371-8008	Telephone: (212) 407-4000
Facsimile: (212) 688-7273	Facsimile: (212) 407-4990

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐ _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer
(Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, no par value per share	N/A		$ N/A		$20,000,000	(2)	$1,426	(3)
Common Stock, no par value per share	1,282,091	(4)	$4.98	(5)	$6,384,813.18	(5)	$455.24	(5)
Total Registration Fee							$1,881.24	(6)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated based on the maximum aggregate offering price of the securities solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Includes shares which the underwriters have the option to purchase pursuant to the underwriters’ option to purchase additional shares.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(4)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,282,091 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(5)
Estimated solely for purposes of calculating the registration fee. The registration fee is calculated pursuant to Rule 457(c). Our common stock is quoted under the symbol “CHNC” on the Over-the-Counter Bulletin Board (“OTCBB”). As of April 28, 2010, the last sale reported price was $4.98 per share. Accordingly, the registration fee is $455.24 based on $4.98 per share.

(6)	Of this amount, $1,782.50 has been previously paid and $98.74 is being paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Registration Statement includes two forms of prospectus as set forth below.

•
Underwritten Offering Prospectus. The first prospectus relates to an underwritten offering of shares of common stock of China Infrastructure Construction Corporation (the “Underwritten Offering Prospectus”) through the underwriter named on the cover page of the Underwritten Offering Prospectus.

•
Resale Prospectus. The second prospectus relates to a resale of 1,282,091 shares of common stock of China Infrastructure Construction Corporation issued to the Selling Stockholders in a private placement (“the Private Placement”) pursuant to a Subscription Agreement dated March 5, 2010 (the “Resale Prospectus”).

The underwriter named or referenced in the Underwritten Offering Prospectus is not participating or acting as underwriter, dealer or broker in the Private Placement.

The Resale Prospectus is substantively identical to the Underwritten Offering Prospectus, except for the following principal points:

•	they contain different outside front covers;

•	they contain different Offering sections in the Prospectus Summary section beginning on page 1;

•	they contain different Use of Proceeds sections on page 16;

•	the Capitalization section on page 18 of the Underwritten Offering Prospectus is deleted from the Resale Prospectus;

•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 18;

•	references to the Underwritten Offering Prospectus will be replaced with references to the Resale Prospectus;

•	the Underwriting section from the Underwritten Offering Prospectus on page 53 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;

•	the Legal Matters section in the Resale Prospectus on page 58A deletes the reference to counsel for the underwriter; and

•	the outside back cover of the Underwritten Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Underwritten Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2010

PRELIMINARY PROSPECTUS

Shares

China Infrastructure Construction Corporation

Common Stock

This is a public offering of our common stock. We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. We are offering             shares of common stock, no par value. Our common stock is currently quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “CHNC”.  On April 28, 2010, the last reported sale price of our common stock quoted on the OTCBB was $4.98 per share. We have applied to have our shares listed on the NASDAQ Global Market under the symbol “CHNC”.

We are offering the shares at $                 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 6.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to China Infrastructure Construction Corporation(1)	$	$

(1)The underwriter has a 30-day option to purchase up to                       additional shares of common stock from us at the public offering price solely to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $             , and total proceeds to us, before expenses, will be $                    .

Roth Capital Partners is acting as underwriter in connection with this offering. The underwriter has agreed to purchase                shares of common stock from us and is offering the shares as set forth under “Underwriting”. The underwriter expects to deliver the shares to purchasers on or about               , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is ______, 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the underwriter, and neither we nor the underwriter accepts any liability in relation thereto.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.  Unless the context otherwise requires, The "Company", "we," "us," and "our," refer to (i) China Infrastructure Construction Corporation; (ii) Beijing Chengzhi Qianmao Concrete Co., Ltd. (“Beijing Concrete”), (iii) Beijing Fortune Capital Management, Ltd. (“BFCM”), (iv) Shaanxi Hongruida Concrete Ltd. (“Hongruida”) and (v) Northern Construction Holdings, Ltd. (“NCH”).

Our Business

China Infrastructure Construction Corporation (the “Company”) was organized in Colorado on February 28, 2003. The Company through its subsidiaries in Hong Kong and the People’s Republic of China (“PRC” or “China”), engages in production of ready-mixed concrete for developers and the construction industry in the PRC. The Company primarily operates through its indirect majority-owned subsidiary, Beijing Chengzhi Qianmao Concrete Co., Ltd. (“Beijing Concrete”), a company organized under the laws of the PRC.

We are committed to conducting our operations with an emphasis on the extensive use of recycled waste materials, the efficient production of our concrete materials with minimal energy usage, dust and air pollution, and our continued development of innovative products, methods and practices.

We are able to meet the stringent environmental and technical needs of a rapidly growing market. The types of projects for which we provide concrete include large express railways, bridges, tunnels, skyscrapers, dams, and nuclear reactor infrastructure projects with respect to which some producers are unable to compete due to technical difficulties, and resource and information limitations. Recent projects for which we have acted as the lead concrete and structural materials provider include:

• Beijing Place Plaza

• Beijing Wanjing International Mansion

• Tangshan Central Plaza

• Beijing Rainbow City Project

We have also acted as the lead supplier of concrete for a number of projects of the following companies:

• Beijing 5th Gen Semiconductor Company

• Beijing Fuli Real Estate Company

• Beijing Tian Yan Garden Real Estate

• Beijing Zhongxin Semiconductor Company

Our Industry

As its economy has opened and become more developed and vibrant since the 1990s, China plays a more and more important role in the concrete industry as both a producer and user of concrete and concrete products.  China is the world’s largest producer of cement and its output of cement reached up to 1.38 billion tons in 2008 and 1.63 billion tons in 2009. Cement production has grown about 10 percent per year over the past two decades and is now growing even faster to keep up with massive urbanization. Today, China produces roughly half of the total cement in the world, whereas the next three largest producers, India, Japan, and the United States altogether produce less than 20 percent. (Source: Chengdu Xinbotelan Technology Inc.; see www.snsqw.com )

Cement consumption in China is forecast to rise by 6% annually through 2012, reaching 1.8 billion tons, according to a new study, "Cement in China", issued by the Freedonia Group. The study also mentioned that construction contractors will remain the largest market for cement in China, accounting for approximately 36% of all cement consumption in 2012. According to the same study, the ready-mix concrete market will see the strongest growth, rising 9.8% per annum through 2012 to 383 million tonnes. Some of the forecasted growth is projected to result from government regulations banning on-site concrete and mortar mixing as described in more detail under the heading “Business”-“Products and Services” of this prospectus. Demand for cement used in concrete products is expected to grow 5.4% annually through 2012 to 513 million tonnes, driven by the growing popularity of precast concrete with many construction contractors. The government’s continued efforts to modernize the country’s infrastructure is exemplified by such massive projects as the South-North Water Diversion - designed to redirect water to the northern plains from Central and South China. This project, scheduled for completion in 2050, will result in annual cement consumption of over one million metric tons alone.

China accounts for half of all new building activity in the world and rapid expansion is expected to continue. According to the Report of China Cities Competence, (http://www.ce.cn/cysc/cysczh/200803/31/t20080331_15010675.shtml) up to 1 billion people in China are expected to move into Chinese urban areas by 2030.

Residential and non-residential buildings in China are increasingly requiring much more concrete due to, among other reasons, the short supply of wood. China is currently the largest consumption market of cement worldwide at over $200 billion annually. China’s cement consumption will amount to approximately 44% of global demand in 2010 and will be greater than current combined consumption of India and the U.S. by 2010, according to the Freedonia Group. At the present rate, it is presumed that China will continue to be an important player in the global construction materials marketplace for at least the next two decades.

China’s concrete market is considered highly competitive, with over 10,000 providers, of which approximately 3,000 are ready mix concrete producers (Source: China Concrete and Cement Product http://www.concrete365.com). Global Information Inc. reports that ready-mix concrete companies will benefit from an extremely favorable outlook in China, where large-scale construction projects will require significant amounts of ready-mix concrete. In the Beijing concrete market, for example, no competitor has greater than a 10% market share according to the Beijing Concrete Association.

Company Information

Our principal executive offices are located at Shidai Caifu Tiandi Building Suite 1906-09, 1 Hangfeng Road Fengtai District, Beijing, China 100070, and our telephone number is 011-86-10-5170-9287.

THE OFFERING

Issuer	China Infrastructure Construction Corporation

Common stock offered	shares of common stock

Over-allotment option	We have granted the underwriter an option to purchase up to additional shares of common stock to cover over-allotments, if any, within 30 days after the date of this prospectus.

Offering price	$ per share

Common stock outstanding prior to this offering	12,815,620 shares of common stock(1)

Common stock to be outstanding immediately after this offering	shares ( shares of common stock if the underwriter exercises in full its option to purchase additional shares of common stock).(1)

Use of proceeds	Working capital and other general corporate purposes.

Listing symbol
Shares of our common stock are traded on the Over-the-Counter Bulletin Board under the symbol “CHNC.”
We have applied for the listing of our common stock on the NASDAQ Global Market, and expect such listing to occur concurrently with this offering.

Risk factors	See “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Based on 12,815,620 shares outstanding on April 28, 2010. The number of shares to be outstanding after this offering excludes the following:
•
1,504,160 shares of common stock reserved for issuance upon the exercise of outstanding warrants and 740,000 shares of common stock reserved for issuance upon the exercise of outstanding options (for which cash would need to be remitted for us to exercise), and

•	shares of common stock reserved for issuance under the underwriters’ purchase option.

All shares and per share information in this prospectus reflects, and where appropriate, is restated for, a 1-for-10 reverse stock split of our outstanding shares of common stock, effective September 28, 2009.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read these tables together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.  Our historical results are not necessarily indicative of the results to be expected in any future period.

Income Statement Data:
	Year ended May 31, 2009	Year ended May 31, 2008

Sales revenues	$66,778,296	$39,302,543

Cost of goods sold	53,776,934	33,050,443

Gross profit	13,001,362	6,252,100

Operating expenses:
Selling expense	391,789	234,209
General and administrative expenses	1,311,042	756,449
Total operating expenses	1,702,831	990,658

Net operating income	11,298,531	5,261,442

Other income (expense):
Interest (expense)	(2,097)	(40,312)
Other (expense)	(228,502)	(138,468)
Total other income (expense)	(230,599)	(178,780)

Net income before income taxes	11,067,932	5,082,662

Income taxes	-	-

Net income before minority interests	11,067,932	5,082,662

Minority interests	606,723	280,325

Net income	$10,461,209	$4,802,337

Foreign currency translation adjustment	474,034	892,678

Comprehensive income	$10,935,243	$5,695,015

Earning per share - basic and diluted	$7.40	$4.00

Basic and diluted weighted average shares outstanding	1,413,047	1,200,000

	Nine Months Ended February 28,
	2010	2009

Net Revenue	$51,660,602	$54,371,630

Cost of goods sold	40,976,286	44,643,940

Gross profit	10,684,316	9,727,690

Selling, general and administrative expenses	29,946,379	965,058

Net operating income (loss)*	(19,262,063)	8,762,632

Other income (expense):
Interest income (expense)	(96,544)	1,133
Other income:	503,245	-
Other expense	(147)	11,930

Total other income (expense)	406,554	(10,7970)

Net income (loss) before income taxes*	(18,855,509)	8,751,835

Income taxes	-	-

Net income (loss)*	(18,855,509)	8,751,835

Less: Net income attributable to noncontrolling interests	475,907	479,610

Net income (loss) attributable to China Infrastructure Construction Corporation*	$(19,331,416)	$8,272,225

Earnings (loss) per share - basic	$(2.97)	$6.00

Basic and diluted weighted average shares outstanding	6,514,531	1,373,319

Earnings (loss) per share - diluted	$(2.96)	$6.00

Comprehensive income

Net income (loss)*	(18,855,509)	8,751,835

Foreign currency translation adjustment	(173,482)	144,748

Comprehensive income (loss)*	$(19,028,991)	$8,896,583

Comprehensive income attributable to non-controlling interests	$467,233	$486,847

Comprehensive income (loss) attributable to China Infrastructure Construction Corporation*	$(19,496,224)	$8,409,736

* Includes one time non-cash compensation expenses of $27,422,242. If such non-cash compensation expenses are not taken into account, the Non-GAAP net income and the comprehensive income attributable to China Infrastructure Construction Corporation for the nine months ended February 28, 2010 would be $8,090,826 and $7,926,018, and the Non-GAAP earnings per share for the same period would be $1.24 compared to the GAAP loss per share of $(2.97).

Balance Sheet Data:	As of
	May 31, 2009	May 31, 2008	February 28, 2010

Cash and cash equivalents	$921,841	$836,978	$1,867,417
Total assets	34,840,724	17,531,294	55,862,176
Total liabilities	12,745,803	7,006,962	16,710,348
Total stockholders' equity	20,884,226	9,946,337	37,473,900
Total liabilities and equity	$34,840,724	$17,531,294	$55,862,176

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our revenue will decrease if the construction and building material industries experience a downturn, or if the concrete industry in China does not realize an increase in demand at the pace we expect.

Our cement and cement products serve as key components in construction and building projects for a wide range of industries and private and public sector projects.  Therefore, we are subject to the general changes in economic conditions affecting many segments of the economy.  Demand for concrete is typically affected by a number of economic factors, including, but not limited to, interest rates, market and government confidence, political priorities, level of construction of commercial, government and residential projects, and the level of construction financing available. Also, our revenue is dependent upon the cost and availability of raw materials, the cost of labor, increased taxes, and other costs of doing business.  If there is a decline in construction activity in China or a rise in the costs of doing business in China, demand for our concrete products may decline and our revenue will decrease.

Competition in the concrete industry could adversely affect our results of operations.

We operate in local and regional markets in China, and many factors affect the competitive environments we face in any particular market. These factors include the number of competitors in the market, the pricing policies and financial strength of those competitors, the total production capacity serving the market, the barriers to enter the market and the proximity of natural resources, as well as general economic conditions and demand for construction materials within the market. Although we believe our products and quality of service are superior, there is no assurance that existing or new competitors may not receive contracts for which we compete by reason of events and factors beyond our control.

Our growth strategy is capital intensive; without additional capital on favorable terms we may not accomplish our strategic plan.

Our expansion plans are premised upon our raising sufficient capital to timely build or acquire two to three new production plants in the next two to three years to accommodate the increased concrete production needs.  Although we believe that, given our current level of revenue and net income, our management team, and our track record of performance, we may be able to raise sufficient capital to carry out our strategic plan, there can be no assurance that we will do so. Our inability to raise sufficient capital or inability to raise capital on acceptable terms to fund these new production plants would negatively impact our projected revenues and our projected growth.

Long-term collection of accounts receivable and potential bad debts may impose a threat to our operations and expansion.

Common among most of the businesses in the concrete industry, we have a large amount of accounts receivable, which accounts for over 50% of the total assets. A substantial majority of our outstanding trade receivables are not secured by any collaterals or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our trade and non-trade receivables, there is no assurance that such procedures will effectively limit our risks of bad debts and avoid losses, which could have a material adverse effect on our financial condition, operating results and business expansion.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Rong Yang, our Chairman and Chief Executive Officer.  They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If we lose a key employee, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We expect approximately 60% of our sales revenues will be derived from our ten largest customers in 2010 and any reduction in revenues from any of these customers would reduce our revenues and net income.

In fiscal year 2008, we derived 51.5% of our revenue from our ten largest customers.  In fiscal year 2009, we derived 48% from our ten largest customers.  We believe we are favorably diversifying our customer base to put less reliance on any one customer; however, the loss of one of our major customers could decrease our revenues and net income.

Leased properties and production lines may be terminated due to unexpected reasons.

We presently have a ten-year lease, signed in 2006, for our Beijing production base and have built our offices and manufacturing facilities on this site. We lease land for our Xi’an production facility. While we believe this lease is secure for us, under our laws, the lease could be terminated for unexpected reasons. In Tangshan, we installed our mobile mixing towers on land owned and provided by our client, Beijing Coking and Chemical Group. We have a good relationship with this client and expect this relationship to continue. However, the relationship could terminate for unexpected reasons. We are currently negotiating to expand plant facilities in Tangshan with an independent developer, and will report such terms when and if agreed upon.

Our intellectual property rights in our proprietary admixture products may be hard to protect, and litigation to protect our intellectual property rights may be costly.

One of our strategies focuses on the development, use and sale of specialty admixture concrete products.  We currently use such products in our own operations. These proprietary admixture products are protected by trade secrets only, and are not patented. Accordingly, we cannot ensure that a competitor may not be able to duplicate and commercialize our proprietary products. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Further, any such litigation could be costly and divert management away from our core business. Our financial results could be negatively affected if we cannot protect or timely develop our admixture products.

Our continuing rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth and to build additional production plants, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system.  If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

We may lose business to competitors who underbid us, and we may be otherwise unable to compete favorably in our highly competitive industry.

Our competitive position in a given market depends largely on the location and operating costs of our plants and prevailing prices in that market.  Generally, our products are price-sensitive. Our prices are subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which are beyond our control. Because of the fixed-cost nature of our business, our overall profitability is sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction. However, timeliness of delivery and consistency of quality and service, as well as price, are the principal competitive factors among suppliers for large or complex jobs. Concrete manufacturers like us generally obtain customer contracts through local sales and marketing efforts directed at general contractors, developers and homebuilders. As a result, we depend on local relationships.  We generally do not have any long-term sales contracts with our customers.

Our competitors range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated manufacturers of cement and aggregates. Our vertically integrated competitors generally have greater manufacturing, financial and marketing resources than we have, providing them with a competitive advantage. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for projects that are particularly price-sensitive. Competitors having greater financial resources or less financial leverage than us may have a competitive advantage because of their greater financial flexibility to invest in new mixer trucks, build plants in new areas or pay for acquisitions.

Our contracts may require us to perform extra or change order work, which can result in disputes and adversely affect our working capital, profits and cash flows.

Our contracts may require us to perform extra or change order work as directed by the customer even if the customer has not agreed in advance on the scope or price of the work to be performed. This process can result in disputes over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price the customer is willing to pay for the extra work. Even when the customer agrees to pay for the extra work, we may be required to fund the costs of such work for a lengthy period of time until the change order is approved and funded by the customer.

We may incur material costs and losses as a result of claims if our products do not meet regulatory requirements or contractual specifications.

Our operations involve providing products that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged. We expect that in the future there may be claims of this kind asserted against us. If a significant product-related claim or claims are resolved against us in the future, that resolution may have a material adverse effect on our financial condition, results of operations and cash flows.

Our net sales attributable to public infrastructure projects could be negatively impacted by a decrease or delay in governmental spending.

Our business depends in part on the level of governmental spending on infrastructure projects in our markets. Reduced levels of governmental funding for public works projects or delays in that funding could adversely affect our business, financial condition, results of operations and cash flows. The timing of bid activity may be negatively affected by the economy, municipal budgets and availability of financing.

Severe weather can reduce construction activity and lead to a decrease in demand for the Company’s products in areas affected by adverse weather conditions.

The Company’s operations and the demand for a number of the Company’s products are affected by weather conditions in the markets where the Company operates. Sustained adverse weather conditions such as rain, extreme cold or snow could disrupt or curtail outdoor construction activity which in turn could reduce demand and the quality of our products and have a material adverse effect on our operations, financial performance or prospects.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Rui Shen is the owner of approximately 45.7% of our common stock. He has given the voting power of approximately 87.3% of his shares to Mr. Rong Yang, CEO and Chairman of the Company, and approximately 12.7% to Mr. Xiao, a former director. As a result, Mr. Yang and Mr. Xiao may have significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

Our business is subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions.   The enacting of new regulations could also require us to acquire costly equipment or to incur other significant expenses.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in use.

We presently only carry insurance for the protection of our workers. We do not carry business interruption insurance, third-party liability insurance, or insurance for any other aspect of our business. If we should suffer from natural or other unexpected disaster, business or government litigation, or any uncovered risks of operation, our financial condition may be significantly impaired.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls if the company's public float is over $75 million. These requirements do not currently apply to us with respect to the filing of an auditor’s report. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors, if and when the respective regulations become applicable to us.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds.  Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends.  If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Risks Related to Doing Business in the PRC

The Company faces the risk that changes in the policies of the PRC government could have a significant impact upon the business that the Company may be able to conduct in the PRC and the profitability of such business.

The PRC economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, the Company believes that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While the Company believes that this trend will continue, there can be no assurance that this will be the case.  A change in policies by the PRC government could adversely affect the Company’s interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC political, economic and social life.

The PRC laws and regulations governing the Company’s current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect the Company’s customers, demand for the Company’s products and the Company’s business.

All of the Company’s operations are conducted in the PRC and all of its revenue is generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, the Company cannot assure investors that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC could materially reduce the demand for our products and materially and adversely affect the Company’s business.

Inflation in the PRC could negatively affect our profitability and growth.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, reduce demand, materially increase our costs, and thereby harm the market for our products and our Company.

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

The Company receives all of its revenues in Renminbi, which is currently not a freely convertible currency. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The fluctuation of the Renminbi may materially and adversely affect investments in the Company and the value of our securities.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the Company relies principally on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect the Company’s cash flows, revenues and financial condition, and the price of our common stock may be harmed. For example, to the extent that the Company needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on the Company’s business, financial condition and results of operations. Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that the Company converts would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to the Company’s income statement and a reduction in the value of these assets.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents have undergone a number of changes that may increase the administrative burden the Company faces. The failure by the Company’s stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent the Company from being able to distribute profits and could expose the Company and its PRC resident stockholders to liability under PRC law.

In the event that the proper procedures are not followed under the SAFE Circular 75, the Company could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. The Company’s overseas and cross border investment activities could be restricted, and its ownership structure affected. The Company’s PRC resident stockholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.  All of this could adversely affect our business and our prospects.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

Although we are currently not subject to these regulations, we anticipate to become subject to the Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Because the Company’s principal assets are located outside of the United States and the Company’s officers and some of the directors reside outside of the United States, it may be difficult for investors to enforce their rights in the U.S. based on U.S. federal securities laws against the Company and the Company’s officers and directors or to enforce U.S. court judgments against the Company or them in the PRC.

Beijng Concrete is located in the PRC and substantially all of its assets are located outside of the United States; it may therefore be difficult or impossible for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against the Company in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against the Company or its officers and directors of criminal penalties, under the U.S. federal securities laws or otherwise.

The Company may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. The Company may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, the Company may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.

PRC regulations also involve complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

Pursuant to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, effective as of September 8, 2006 and revised as of June 22, 2009, additional procedures and requirements were established that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce of the PRC (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies and special anti-monopoly submissions for parties meeting certain reporting thresholds. We may grow our business in part by acquiring other companies engaged in the production of ready-mixed concrete for developers and the construction industry in the PRC. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

In addition, our Chief Executive Officer, President and Chairman Mr. Yang, under certain call option agreements between Mr. Yang and Mr. Shen, Mr. Yang has an option to purchase 6,684,706 held by Mr. Shen over the course of approximately two years in installments upon achievement of certain performance milestones by the Company. While it is the case that our PRC counsel believes that this arrangement is lawful under PRC laws and regulations, there are, however, substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

Our PRC stockholders are required to register with SAFE; their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

SAFE has promulgated several regulations, including Circular No. 75 (“Circular 75”), which became effective in November 2005, requiring PRC residents, including both PRC legal person residents and PRC natural person residents, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of equity financing with assets or equities of PRC companies, referred to in the Circular 75 as an “offshore special purpose company.” PRC residents that have established or controlled an offshore special purpose company, which has finished a round-trip investment before the implementation of Circular 75, are required to register their ownership interests or control in such “special purpose vehicles” with the local offices of SAFE. Under Circular 75, the term “PRC legal person residents” as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in Circular 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The term “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and the term “round-trip investment” refers to the direct investment in PRC by PRC residents through “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets. The term “control” includes the possession of the operating rights and decision making rights in the “special purpose vehicles” through trust, voting trust, holding shares on behalf of others, or other methods.

In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his/her/its SAFE registration with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity not involving a round-trip investment, such as changes in share capital, share transfers and long-term equity or debt investments or, already organized or gained control of offshore entities that have made onshore investments in the PRC before Circular 75 was promulgated must register with their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under Circular 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the Circular 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106 (“Circular 106”) on May 9, 2007, which is guidance that SAFE issued to its local branches with respect to the operational process for SAFE registration that standardized more specific and stringent supervision on the registration relating to the Circular 75. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders and/or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the stockholders’ failure to comply. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the Circular 75 and Circular 106 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the Circular 75 and Circular 106 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries ability to distribute dividends to our company or otherwise adversely affect our business.

These regulations apply to our stockholders who are PRC residents. In the event that our PRC-resident stockholders do not follow the procedures required by SAFE, we could (i) be exposed to fines and legal sanctions, (ii) lose the ability to contribute additional capital into our PRC subsidiaries or distribute dividends to our company, (iii) face liability for evasion of foreign-exchange regulations, and/or (iv) lose the ability to consolidate the financial statements of our PRC subsidiaries under applicable accounting principals.

Mr. Yang, our Chief Executive Officer, President and Chairman, may be required to register with the competent SAFE branch prior to exercise of his call option. However, it is not clear whether Mr. Yang’s call option will be deemed as a way of control of the Company. There are substantial uncertainties regarding the interpretation and application of the Circular 75 on the call option.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”).  The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ.  The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock, could cause high volatility and price fluctuations, and could have a long-term adverse impact on our ability to raise capital in the future.

There is currently limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently limited trading market on the OTCBB for our common stock, and there is no assurance that one will develop or be sustained.  We have applied to have our common stock listed on the NASDAQ Global Market, but we cannot ensure that our common stock will be accepted for listing on such exchange.

The elimination of monetary liability against the Company’s directors, officers and employees under the Colorado law and the Company’s By-Laws, and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

Under Colorado law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

As of April 28, 2010, there were issued and outstanding (i) 12,815,620 shares of our common stock, (ii) warrants to purchase 1,504,160 shares of our common stock, (iii) options to purchase 740,000 shares of our common stock of which options to purchase 300,000 shares will become exercisable in December 2010 and the balance will become exercisable in February and March 2011. 4,141,449 shares of our common stock are currently eligible for resale under Rule 144. In addition to these shares, we currently have obligation to register 1,282,091 shares of our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which  are based on the beliefs of our management as well as assumptions made by and information currently available to our management.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words.

These forward-looking statements are only predictions.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to materially differ from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  We have described in the “Risk Factors” section and elsewhere in this prospectus the principal risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as guarantees of future events.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to update any forward-looking statement to reflect events or developments after the date on which the statement is made or to reflect the occurrence of unanticipated events except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus.

This prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $___________ from the sale of _____________ shares of our common stock in this offering based on an offering price of $_____ per share and after deducting underwriting discounts and the estimated expenses related to this offering (or approximately $____________ if the underwriter exercises in full its over-allotment option to offer and sell _____________ additional shares of our common stock).

We intend to use all of the net proceeds that we receive from the sale of common stock in this offering for working capital and other general corporate purposes.  At this time, we have not determined the approximate amount of net proceeds that will be allocated to each of the uses of proceeds stated above. We may also use a portion of the net proceeds to fund possible partnerships or to pay deposits to secure projects. Currently, there are no commitments or agreements regarding such acquisitions or deposits that are material. Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending the use of the net proceeds, we expect to invest the proceeds in interest-bearing bank accounts.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the OTC Bulletin Board under the symbol “CHNC.” The following table sets forth the high and low inter-dealer prices, without mark-up, mark-down or commission, involving our Common Stock during each calendar quarter, and may not represent actual transactions. There were no reported quotations for our common stock during the fiscal years 2008 and 2009, and the first quarter of the fiscal year 2010.

Fiscal Year 2010	High	Low
Third quarter (through April 28, 2010)	$7.50	$4.50
Second quarter	$4.50	$4.00

At April 28, 2010, there were 12,815,620 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 345 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

We are applying to list our Common Stock on the NASDAQ Global Market, but we cannot give you any assurance when or if our Common Stock will be approved for listing.

Securities Authorized for Issuance under Equity Compensation Plan

The following table summarizes the equity compensation plans under which our securities may be issued as of the date of this report.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	—	—
Equity compensation plan not approved by security holders	440,000	$3.90	710,000
Total	440,000		710,000

Our Board of directors adopted the China Infrastructure Construction Corporation 2010 Stock Incentive Plan (the “2010 Plan”) on February 12, 2010. All our officers and key employees, and directors of, and consultants including those of our subsidiaries and affiliates, who are responsible for or contribute to the management, growth and/or profitability of our business, are eligible for participation in the 2010 Plan.  One Million One Hundred Fifty Thousand (1,150,000) shares of our common stock have been authorized and reserved for the 2010 Plan, subject to an increase of up to 10% of our issued and outstanding common stock, and any shares that may become available for issuance under awards under the 2010 Plan as a result of expiration or forfeiture. We may issue stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and other stock-based awards under the 2010 Plan.

DIVIDEND POLICY

We have not paid dividends on our common stock. Furthermore, because we are a holding company, we rely entirely on dividend payments from Beijing Concrete, who may, from time to time, be subject to certain additional restrictions on its ability to make distributions to us. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which must be set aside to fund certain reserve funds. Our inability to receive all of the revenues from Beijing Concrete’s operations may in turn provide an additional obstacle to our ability to pay dividends on our common stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board deems relevant.

CAPITALIZATION

The following table describes our capitalization as of February 28, 2010.

You should read this table together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	$-
Common stock, no par value; 100,000,000 shares authorized; 11,528,429 shares issued and outstanding	37,482,542
Retained earnings (deficit)	(1,575,785)
Accumulated other comprehensive income	1,567,143
Total stockholders’ equity	37,473,900
NONCONTROLLING INTEREST	$1,677,928

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

China Infrastructure Construction Corporation (the “Company”, “China Infrastructure”, “CHNC”, “We”, “Our”) was organized in Colorado on February 28, 2003. The Company, through its subsidiaries in Hong Kong and the People’s Republic of China (“PRC” or “China”), engages in production of ready-mixed concrete and other special high-performance concrete for developers and the construction industry in the PRC. The Company primarily operates through its indirect majority-owned subsidiary, Beijing Chengzhi Qianmao Concrete Co., Ltd. (“Beijing Concrete”), a company organized under the laws of the PRC.

Currently, the Company owns two stationary concrete factories and three mobile concrete mix stations in Beijing, Tangshan and Xi'an. Our factories and stations are installed with a total of four ready-mix HZS120 series concrete batching plants, two HZS120 series batching plants, and two HZS180 series batching plants. One facility is located in Beijing’s Nanhaizi area, on the west side of the Yizhuang Economic Development Zone in southern Beijing. Another facility is located in Shidu, on the outskirts of Beijing. We also have two facilities, one of which is mobile station, in the Tangshan Development Zone, about two hundred kilometers east of Beijing. Our fifth facility is located in Xi’an, central China.

Results of Operations

Nine Months ended February 28, 2010 Compared to Nine Months Ended February 28, 2009

Net Revenue

Net revenue for the nine months ended February 28, 2010 was $51,660,602 as compared to $54,371,630 for the same period last year, a decrease of $2,711,028, or approximately 4.99%. The decrease in net revenue is attributable to the decrease of unit prices. The average unit prices of concrete products decreased approximately 5% for the nine months ended February 28, 2010 as compared to the same period last year.  The sales volume of concrete products remains approximately the same for the nine months ended February 28, 2010 as compared to the same period last year. Net revenue from pumping services accounted for approximately 4% and 4% of the total net revenue for the nine months ended February 28, 2010 and 2009, respectively.

Cost of Goods Sold

Cost of goods sold for the nine months ended February 28, 2010 was $40,976,286 as compared to $44,643,940 for the same period last year, a decrease of $3,667,654, or approximately 8.22%. The decrease in cost of goods sold is because the decrease of the equipment leasing expenses included in cost of goods sold. The Company used more internal trucks in the nine months ended February 28, 2010, compared to the same period last year.

Gross Profit

Gross profit for the nine months ended February 28, 2010 was $10,684,316, an increase of $956,626 or approximately 9.83%, as compared to $9,727,690 for the same period last year. The increase in gross profit is attributable to the decrease of cost of goods sold.

Gross Profit Margin

Gross profit margin for the nine months ended February 28, 2010 was 20.68%, compared to 17.89% for the same period last year. The increase of the gross profit margin is mainly due to the decrease of the equipment leasing expenses that are included in the overhead costs, which then are transferred to the cost of goods sold.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended February 28, 2010 were $29,946,379, as compared to $965,058 for the same period last year, an increase of $28,981,321, or approximately 3,003.07%. The increase of the selling, general and administrative expenses was primarily due to a one-time non-cash compensation expense of $27,422,242. These expenses were incurred in connection with the recapitalization of the Company and issuance of shares of common stock to the majority shareholder.

Operating Loss

Our operating loss for the nine months ended February 28, 2010 was $19,262,063, a decrease of $28,024,695 or approximately 319.82/%, as compared to operating income of $8,762,632 for the nine months ended February 28, 2009. The decrease was mainly due to the $27,422,242 one-time non-cash compensation expense included in the selling, general, and administrative expenses.

Net Loss

Net loss was $19,331,416 for the nine months ended February 28, 2010, compared to net income of $8,272,225 for the nine months ended February 28, 2009, a decrease of $27,603,641 or approximately 333.69%. The decrease was primarily due to the $27,422,242 one-time non-cash compensation expense included in the selling, general, and administrative expenses.

Fiscal Year Ended May 31, 2009 Compared to Fiscal Year Ended May 31, 2008

Sales Revenues

Sales for the fiscal year ended May 31, 2009 were $66,778,296 as compared to $39,302,543 for the same period last year, an increase of 70%. The increase in sales revenues is attributable to the increased demand of concrete due to government’s stimulus plan in infrastructure and real estate industry and is mainly due to the increase of average unit sales price. Increase of average sales price is due to change to higher profit product mix and in line with the increase of costs of raw materials, oil, and labor. Higher profit products C30 and C35 series accounted for approximately 10% more of the total finished goods sales revenue for the fiscal year ended May 31, 2009 compared to the same period last year.

Costs of Goods Sold

Cost of goods sold for the fiscal year ended May 31, 2009 was $53,776,934 as compared to $33,050,443 for the same period last year, an increase of 63%. The increase in cost of goods sold is mainly attributable to the increase of costs of raw materials, oil, and labor during this period.

Gross Profit

Gross profit for the fiscal year ended May 31, 2009 was $13,001,362 an increase of approximately 108%, as compared to $6,252,100 for the fiscal year ended May 31, 2008. The increase in gross profit is attributable to the increase of sales revenue.

Gross profit margin

Gross profit margin for the fiscal year ended May 31, 2009 was 19.5%, compared to 15.9% for the same period in 2008. The increased gross profit margin is mainly due to the increased unit selling prices. The average unit selling prices increased by a higher percentage than the increase of the average unit cost.

Selling and General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended May 31, 2009 were $1,702,831 as compared to $990,658 for the same period last year, an increase of $712,173, or approximately 72%. The increase of the selling, general and administrative expenses was primarily due to increase in professional services and donation expenses. Approximately $223,544 was donated to rebuild homes lost in the earthquake in Sichuan province during the year ended May 31, 2009.

Operating Income

Our operating income for the fiscal year ended May 31, 2009 was $11,298,531, an increase of approximately 115% as compared to $5,261,442 for the fiscal year ended May 31, 2008. The increased operating income was mainly due to the increased sales revenue.

Income Taxes

During the fiscal year ended May 31, 2009, our business operations were solely conducted by our subsidiaries incorporated in the PRC and we are governed by the PRC Enterprise Income Tax Laws.  PRC enterprise income tax is calculated based on taxable income determined under PRC GAAP. In accordance with the Income Tax Laws, a PRC domestic company is subject to enterprise income tax at the rate of 25%.

However, the respective tax authorities consider our PRC subsidiary a resource multipurpose utilization enterprise, which qualifies it for an exemption from income tax until December 31, 2010.

Net Income

Net income was $10,461,209 for the fiscal year ended May 31, 2009, compared to $4,802,337 in the last fiscal year, an increase of $5,658,872, or approximately 118%. The increase was primarily due to the increased sales.

Liquidity and Capital Resources

As of February 28, 2010, we had cash and cash equivalents of $1,867,417. We have historically funded our working capital needs from operations, advance payments from customers, bank borrowings, and capital from shareholders. Our working capital requirements are influenced by the level of our operations, the numerical and dollar volume of our project contracts, the progress of our contract execution, and the timing of accounts receivable collections.

The following table sets forth a summary of our cash flows for the periods indicated:

	Nine Months Ended February 28,
	2010	2009
Net cash provided by (used in) operating activities	$(7,980,858)	$10,484
Net cash used in investing activities	(1,209,849)	(47,580)
Net cash provided by (used in) financing activities	10,125,592	(170,866)
Effect of exchange rate change on cash and cash equivalents	10,691	9,820
Net increase (decrease) in cash and cash equivalents	945,576	(198,142)
Cash and cash equivalents, beginning balance	921,841	836,978
Cash and cash equivalents, ending balance	$1,867,417	$638,836

Operating Activities

Net cash used in operating activities was $7,980,858 for the nine months ended February 28, 2010, compared to net cash provided by operating activities of $10,484 for the nine months ended February 28, 2009, a decrease of $7,991,342, or 76,224.17%. The decrease of net cash provided by operating activities was due to the increase of trade accounts receivable. The trade accounts receivable increased because of the growing sales. We typically had long-term annual and multi-year contracts with our major customers. We entered into varying payment terms with our customers ranging from payment before delivery, payment on delivery or up to 1 year after the project completion. As of February 28, 2010, trade accounts receivable with aging over twelve months old amounted to $1,092,506, only 2.62% of total trade accounts receivable.

Investing Activities

Net cash used in investing activities was $1,209,849 for the nine months ended February 28, 2010, an increase of $1,162,269, or 2,442.77%, compared to $47,580 for the nine months ended February 28, 2009. Acquisitions of plant, properties and equipment were the main contributor to the increase of net cash used in investing activities.

Financing Activities

Net cash provided by financing activities was $10,125,592 for the nine months ended February 28, 2010, an increase of $10,296,458, or 6,026.04%, compared to $170,866 net cash used in financing activities for the nine months ended February 28, 2009. The increase was primarily due to the sale of stock by the Company to investors resulting in net proceeds of $8,605,626 and receipt of a bank loan of $1,466,300.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 3 to our consolidated financial statements, "Summary of Significant Accounting Policies." Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Revenue recognition.

The Company receives revenue from sales of concrete products and from provision of concrete pumping service and consulting service. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). Sales revenue is recognized at the date of shipment to customers or services have been rendered when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Our sales are non-returnable. Therefore, we do not estimate deductions or allowance for sales returns. Sales are presented net of any discounts, reward, or incentive given to customers.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the acceptance notice. There is no warranty issue after the delivery.

Reward or incentive given to our customers is an adjustment of the selling prices of our products therefore the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at the rate of 6% on the invoiced value of sales. However, the Company enjoys a free VAT policy according to the national policy, which encourages the development of the cement industry if the manufacturer satisfies the environmental protection requirements. The Company has enjoyed the free VAT policy from January 1, 2006 and has been reviewed every year by the local tax bureau.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

BUSINESS
Overview

China Infrastructure Construction Corporation (the “Company”) was organized in Colorado on February 28, 2003. The Company, through its subsidiaries in Hong Kong and the People’s Republic of China (“PRC” or “China”), engages in production of ready-mixed concrete for developers and the construction industry in the PRC. The Company primarily operates through its indirect majority-owned subsidiary, Beijing Chengzhi Qianmao Concrete Co., Ltd. (“Beijing Concrete”), a company organized under the laws of the PRC.

Corporate History

The Company was organized in Colorado on February 28, 2003 as a limited liability company under the name “Fidelity Aircraft Partners LLC” and on December 16, 2004 converted itself into Fidelity Aviation Corporation by filing a Statement of Conversion and Articles of Incorporation with the Colorado Secretary of State. At that time we were engaged in the business of salvaging rotable parts and systems from airframes and selling them to the aviation industry. In 2008, we began to pursue an acquisition strategy, whereby we sought to acquire an undervalued business with a history of operating revenues in markets that provide room for growth.

On October 8, 2008, the Company consummated a share exchange transaction pursuant to that certain Share Exchange Agreement, as a result of which Northern Construction Holdings, Ltd., a Hong Kong limited company (“NCH”) became our wholly-owned subsidiary. Beijing Fortune Capital Management, Ltd., a PRC limited liability company (“BFCM”), a 95% owned subsidiary of NCH, became our indirect majority-owned subsidiary.  The remaining 5% equity interest in BFCM is held by Beijing Xingyuqing Tech Co., Ltd., controlled by Mr. Bingchuan Xiao, a former director of the Company. BFCM owns 99.5% of the equity interest in Beijing Chengzhi Qianmao Concrete Co., Ltd. (“Beijing Concrete”), which enabled us to acquire the business and substantially all of the assets of Beijing Concrete. The remaining 0.5% in Beijing Concrete is owned by Mr. Rong Yang, one of the original founders of Beijing Concrete and our current chief executive officer and director. For accounting purposes, the share exchange transaction was treated as a reverse acquisition with NCH as the acquirer and the Company as the acquired party. Following the share exchange, we evaluated the future market for our aircraft parts business and resolved not to pursue this line of business any further.

Effective August 24, 2009, the Company changed its name from Fidelity Aviation Corporation to China Infrastructure Construction Corporation.

Our current corporate structure is set forth in the following diagram:

On September 28, 2009, the Company effectuated a 1-for-10 reverse stock split of the Company’s common stock, with no par value (the “Reverse Stock Split”). Upon the Reverse Stock Split, ten (10) shares of the outstanding common stock were automatically converted into one (1) share of common stock. The Reverse Stock Split, however, did not alter the number of shares the Company is authorized to issue, but only reduced the number of shares of its common stock issued and outstanding. Any fractional share issued as a result of the reverse split was rounded up.

On October 14, 2009, to provide incentives to the Company’s management and to adjust the Company’s capital structure, the Company issued to Rui Shen, the majority shareholder of the Company, an aggregate of 7,031,344 shares of common stock (after taking into account the 1-for-10 reverse stock split which took effect on September 28, 2009).

On October 16, 2009, the Company entered into and consummated the sale of securities pursuant to a Subscription Agreement with a number of investors, providing for the sale to the investors of an aggregate of approximately 2,564,103 shares of common stock for an aggregate purchase price of approximately $10,000,000 (or $3.90 per Share). In connection with the private placement, the Company issued to the placement agent warrants to purchase 153,846 shares of Common Stock exercisable for a period of five years at an exercise price of $3.90 per share. Additionally, the Company issued to a financial advisor in the PRC 288,963 shares of common stock.

On February 1, 2010, Beijing Concrete formed a subsidiary, Shaanxi Hongruida Concrete Ltd. (“Hongruida”) and contributed RMB 10 million (approximately $1.47 million) to its capital. Beijing Concrete is the sole shareholder of Hongruida. Hongruida was organized to implement the 10-year strategic cooperative agreement with one of the Company’s major clients, China Railway Construction Group Co., Ltd (“CRCG”). Under the Agreement, the Company and CRCG will jointly manage the concrete mixing stations to be operated by Hongruida. CRCG will provide the cement for manufacturing the concrete mix in such concrete mixing stations, and will be able to purchase the concrete mix at discounted prices. Also, in accordance with the Agreement, each party will lease certain equipment to the concrete mixing stations.  The Company and CRCG will share 75% and 25% of the annual profits of such concrete mixing stations in Xi’an. Hongruida commenced its operations at the end of March 2010.

On March 11, 2010, the Company consummated a private placement pursuant to a Subscription Agreement dated March 5, 2010 with a number of investors, providing for the sale to the investors of an aggregate of approximately 1,282,091 shares of common stock for an aggregate purchase price of approximately $5,000,000 (or $3.90 per Share). In connection with the private placement, the Company issued to the placement agent a warrant to purchase 46,154 shares of common stock exercisable for a period of five years at an exercise price of $3.90 per share and paid a transaction fee of $240,000. Additionally, the Company issued to a finder a warrant to purchase 23,077 shares of common stock exercisable for a period of five years at an exercise price of $3.90 per share and paid a transaction fee of $120,000.

Our Business

Through our indirect subsidiary Beijing Concrete, which has been engaged in the concrete business since January 2002, we are operating as a producer of advanced ready-mix concrete materials headquartered in Beijing, China. The Company specializes in the production of ready-mix concrete and other types of special high-performance concrete for developers in the construction industry.  The Company currently is certified by Chinese Ministry of Construction to produce certain types of concrete (model C20 to model C55) for residential and commercial developers as well as for industrial companies. The Company currently is applying for certification to produce all types of concrete and the Company is expecting to obtain the certificate by the year ending May 31, 2010.

The Company currently owns two stationary factories and three mobile concrete mix stations, which consist of a total of eight ready-mix concrete batching plants. In addition, it owns 4 concrete transport pumps, 36 truck transit mixers and 3 bulk cement transport vehicles.  All pump vehicles and trucks are installed with GPS tracking systems, which ensure the quality control and safe delivery of the concrete mix.

The Company currently has an annual output capacity of approximately 3.6 million cubic meters of concrete. In fiscal years 2009 and 2008, the Company’s revenues amounted to $66.8 million and $39.8 million, respectively.  All of the Company’s products have been certified by the ISO9001-2005 Certification Quality System and by Chinese Ministry of Construction Beijing Branch Certification Center with respect to Integrated Certification System which includes Quality Management System, Environmental Management System and Occupational Health and Safety Management System.

Over the past six years, the Company has enjoyed an average production growth rate over 30% annually. We have successfully expanded our operations from a single ready-mix concrete factory in Beijing to additional production in the cities of Tangshan and Xi’an. Currently, the Company has five main concrete factories. Of these, two factories have two sets of ready-mix HZS120 series concrete mixing towers, two factories have one set of HZS120 series mixing towers, and one factory has two sets of HZS180 series mixing towers. One facility is located in Beijing’s Nanhaizi area, on the west side of the Yizhuang Economic Development Zone in southern Beijing. Another facility is located in Shidu, on the outskirts of Beijing. We also have two facilities, both of which are mobile stations, in the Tangshan Development Zone, about two hundred kilometers east of Beijing. Our fifth facility is located in Xi’an, central China. The Company also completed the construction of a stationary concrete factory in Tangshan in May 2009. However, this factory has not commenced operation and it has not passed the first review by the Tangshan Commission of Construction due to a particular feature of the subsoil that the foundation of the facility is built upon. The Company has recently entered into an agreement for the sale of the Tangshan plant to a third party for RMB25,974,631 (approximately $3,819,799). The purchase price shall be paid in installments over four years starting from September 1, 2010. We will retain the property rights to the plant and will bear the associated risks until the purchase price is paid in full. If there is a delay in payments for more than 10 days, we will be entitled to liquidated damages equal to 4% of the purchase price. If the delay lasts for more than 10 days, we will have the right to terminate the agreement and will be entitled to liquidated damages equal to 20% of the purchase price.

The following summarizes the details of the two factories and three mobile stations:

Location	Batching Plants Model	Number of Sets of Mixing Towers	Production capacity (m3)	Estimated Production Capacity (based on estimated utilization rate)	Status

Beijing (Yizhuang)	HZS 120 (Stationary)	2	2,102,400	735,840	Operating since 2002
Beijing (Shidu)	HZS 120 (Mobile)	1	1,051,200	367,920	Operating since February 2010
Tangshan Caifeidian	HZS 120 (Mobile)	2	2,102,400	735,840	Operating since November 2009
Tangshan Jiahua	HZS 120 (Mobile)	1	1,051,200	367,920	Operating since 2007
Xi’an	HZS 180 (Stationary)	2	3,153,600	1,103,760	Operating since March 2010

The Company is planning to build another two stationary concrete factories with two batching plants of 3.6 million cubic meters production capacity and one mobile station with one batching plant of 2 million cubic meters production capacity during the fiscal year ended May 31, 2011. We are currently considering acquiring potential target companies as well.

The Company is committed to conducting its operations with an emphasis on the efficient production, management and innovation, of our concrete products. In particular, we produce “Green Concrete” by extensively using recycled industrial waste and minimizing the energy consumption and the dust and air pollution. We are able to meet the stringent environmental and technical needs of a rapidly growing market in China. The types of projects that we provide concrete for include large express railways, bridges, tunnels, skyscrapers, and dams in which many competitors are not able to participate due to technical requirements and the limitations of funding and information.

Our Industry

As its economy has opened and become more developed and vibrant since the 1990s, China plays a more and more important role in the concrete industry as both a producer and user of concrete and concrete products.  China is the world’s largest producer of cement and its output of cement reached up to 1.38 billion tons in 2008 and 1.63 billion tons in 2009. Cement’s production has grown about 10 percent per year over the past two decades and is now growing even faster to keep up with massive urbanization. Today, China produces roughly half of the total cement in the world, whereas the next three largest producers, India, Japan, and the United States altogether produce less than 20 percent. (Source: Chengdu Xinbotelan Technology Inc.; see www.snsqw.com )

Cement consumption in China is forecast to rise by 6% annually through 2012, reaching 1.8 billion tons, according to a new study, "Cement in China", issued by the Freedonia Group. The study also mentioned that construction contractors will remain the largest market for cement in China, accounting for approximately 36% of all cement consumption in 2012. According to the same study, the ready-mix concrete market will see the strongest growth, rising 9.8% per annum through 2012 to 383 million tons. Some of the forecasted growth is projected to result from government regulations banning on-site concrete and mortar mixing as described in more detail under the heading “Business”-“Products and Services” of this prospectus. Demand for cement used in concrete products is expected to grow 5.4% annually through 2012 to 513 million tons, driven by the growing popularity of precast concrete with many construction contractors. The government’s continued efforts to modernize the country’s infrastructure is exemplified by such massive projects as the South-North Water Diversion - designed to redirect water to the northern plains from Central and South China. This project, scheduled for completion in 2050, will result in annual cement consumption of over one million metric tons alone.

China accounts for half of all new building activity in the world and rapid expansion is expected to continue. According to the Report of China Cities Competence, (http://www.ce.cn/cysc/cysczh/200803/31/t20080331_15010675.shtml) up to 1 billion people in China are expected to move into Chinese urban areas by 2030.

Residential and non-residential buildings in China are increasingly requiring much more concrete due to, among other reasons, the short supply of wood. China is currently the largest consumption market of cement worldwide at over $200 billion annually. China’s cement consumption will amount to approximately 44% of global demand in 2010 and will be greater than current combined consumption of India and the U.S. by 2010, according to the Freedonia Group. At the present rate, it is presumed that China will continue to be an important player in the global construction materials marketplace for at least the next two decades.

China’s concrete market is considered highly competitive, with over 10,000 providers, of which approximately 3,000 are ready mix concrete producers. (Source: China Concrete and Cement Product http://www.concrete365.com)  Global Information Inc. reports that ready-mix concrete companies will benefit from an extremely favorable outlook in China, where large-scale construction projects will require significant amounts of ready-mix concrete. In the Beijing concrete market, for example, no competitor has greater than a 10% market share according to the Beijing Concrete Association.

According to a recent article in the Economic Observer Newspaper China, the Chinese government has reviewed its investment priorities under the 4-trillion-yuan (USD $586 billion) stimulus package introduced in 2008, with more emphasis given to social welfare projects, rural development, and technology advancement.

China's top economic planner, the National Development and Reform Commission (NDRC), unveiled a breakdown (see chart below) of the revised stimulus package spending during a news conference on March 6, 2009.

Public infrastructure development constitutes the biggest portion – USD $222.7 billion, or nearly 38% of the total Stimulus Package. The projects to be undertaken by the Chinese government include railway, road, irrigation, and airport construction, for which we can provide concrete.

Other than the Chinese Central Government’s USD $586 billion stimulus funds, provincial governments are anticipated to invest another USD $1.5 trillion over the next five years. More than half of the total investment is for infrastructure development.

As part of the Eleventh Fifth Year Plan, the PRC Government had earmarked $730 billion prior to the stimulus plan for the expansion of the rapid railway system.  Some of the details include:

•	The national rail network is set to grow by 41,000 km (50%) by 2020.
•	RMB 5 trillion (USD $730 billion) government spending plan.
•	Expected to consume 120 million tons of cement.

As a result of the Chinese Government Stimulus Package, the demand for cement and concrete in China is expected to significantly increase in the next several years.

Products and Services

We specialize in “ready-mix concrete”, a concrete mixture made at our production facilities. Ready-mix concrete is mixed on demand and is shipped to worksites by concrete mixer trucks. Currently 20% of the total concrete produced in China is ready-mixed concrete, and 80% is mixed on the construction sites.  In developed countries, 80% of the total concrete produced is ready mix concrete. This sector in the concrete market is growing at a fast rate, largely due to the Chinese government’s implementation of Decree #341 in 2004, which bans on-site concrete production in over 200 cities across China, with the goal of reducing environmental damages from on-site cement mixing and improving the quality of cement used in construction. The use of ready-mix concrete minimizes worksite noise, dirt and congestion. Additionally, most additives used in ready-mix concrete are environmentally safe. We use at least 34% recyclable components in our green concrete products.

Green Concrete is the concrete that utilizes industrial waste, or other recycled materials as part of its raw materials, such as the ash reclaimed from the power-plant, the grounded waste steel slag powder, and the waste ore from steel mills.  Green Concrete has better performance and properties than regular concrete in terms of endurance and strength, among other things.

Since the Green Concrete uses large amounts of industrial waste, the Company’s products are therefore very cost effective and environmentally friendly as well:

Features of “Green Concrete” include:

•	Reduced cement consumption
•	Reduced costs of concrete
•	Reduced costs of construction
•	Reduced energy consumption
•	Improved attributes (i.e. strength, endurance, and bonding)

We have a product portfolio that serves the diverse needs of our expanding customer base and its unique construction and infrastructure projects. While we mainly specialize in ready-mix concrete formulations from controlled low-strength material to high-strength concrete, specifically formulated to cater into the respective requirement of each project, we provide both industry standard and highly innovative products, including: Green Concrete, Self-densifying Concrete, Lightweight Aggregate Pumpable Concrete, Heavy Concrete, Macro-void Pervious Concrete, C60 Mass Concrete, Color Concrete, etc.

Manufacturing Process

Introduction

Concrete is a mixture of paste and aggregates (sand & rock). The paste is usually composed of cement and water, coating the surface of the fine sand and coarse aggregates such as rocks and binding them together into a rock-like mass known as concrete.

Aggregates comprise approximately 61 percent of the total volume of concrete. The type and size of the aggregate mixture depends on the thickness and purpose of the final concrete product. A continuous gradation of particle sizes is desirable for efficient use of the paste. In addition, aggregates should be clean and free from any matter that might affect the quality of the concrete.

The key to achieving a strong, durable concrete rests on the careful proportioning and mixing of the ingredients. Concrete mixture that does not have enough paste to fill all the voids between the aggregates will be difficult to place and will produce rough, honeycombed surfaces and porous concrete. A mixture with an excess of cement paste will be easy to place and will produce a smooth surface; however, the resulting concrete will be more likely to crack and be uneconomical.

A properly proportioned concrete mixture will possess the desired workability for the fresh concrete and the required durability and strength for the hardened concrete. Typically, a mixture is by volume approximately 16 percent cement, 61 percent aggregates and 18 percent water. Entrained air bubbles in many concrete mixtures may also take up another 3 percent.

The character of concrete is determined by the quality of the paste. The strength of the paste, in turn, depends on the ratio of water to cement. The water-cement ratio is the weight of the mixing water divided by the weight of the cement. High-quality concrete is produced by lowering the water-cement ratio as much as possible without sacrificing the workability of fresh concrete. Generally, using less water produces a higher quality concrete provided the concrete is properly placed, consolidated and cured.

Besides portland cement, the most widely used type of cement around the world, concrete may contain other cementitious materials including (i) fly ash, a waste byproduct from coal burning electric power plants; (ii) ground slag, a byproduct of iron and steel manufacturing; and (iii) silica fume, a waste byproduct from the manufacture of silicon or ferro-silicon metal. The concrete industry uses these materials, which would normally have to be disposed in land-fill sites, to the advantage of concrete. The materials participate in the hydration reaction and significantly improve the strength, permeability and durability of concrete.

Admixtures are generally products used in relatively small quantities to improve the properties of fresh and hardened concrete. They are used to modify the rate of setting and strength development of concrete, especially during hot and cold weather. The most common is an air-entraining agent that develops millions of tiny air bubbles in concrete, which imparts durability to concrete in freezing and thawing exposure. Water reducing admixtures enable concrete to be placed at the required consistency while minimizing the water used in the mixture, thereby increasing strength and improving durability. A variety of fibers are incorporated in concrete to control cracking or improve abrasion and impact resistance. Most common admixtures we use include pumping agent, superplasticizer, and expansive admixtures.

Hydration

After the aggregates, water, and the cement are combined, the mixture remains in a fluid condition for about four to six hours during which we use the agitator trucks to transport, place and finish the concrete in its final location. We have around 80 truck drivers to operate and deliver the concrete to customers mainly in the Beijing area, Tangshan, Hebei Province, and Xi’an area. We intend to hire more drivers to accommodate our growing business.

Quality Control Laboratories

The proportioning of a concrete mix design should result in an economical and practical combination of materials to produce concrete with the properties desired for its intended use, such as workability, strength, durability and appearance. We have laboratories on the site of each plant, performing quality control tests throughout our manufacturing process to ensure that our products are accustomed to the needs of the customers. During various stages of the ready-mix concrete manufacturing, the labs inspect the raw materials, such as the sand, rocks and water, and determine the proportion of the ingredients of the concrete in accordance with the specifications received from the customers, before the mixing of aggregates and paste. Right after the mixing process, the labs will also perform tests on the fluid concrete with respect to its minimum cement content, air content, slump, maximum size of aggregate, strength, etc. The Company, over the years, has developed some expertise in selecting the proportions based on previously developed guidelines and experience. We have established methods for selecting the proportions for concrete for each batch and producing environmental friendly concrete with best performance:

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We utilize fly ash, waste ore, slag or other cementitious materials, which enhance concrete properties, to supplement our cement. We aim to have the least amount of water that can result in a mixture that can be easily placed, consolidated and finished.

•	Our labs also make sure the concrete aggregates are required to meet appropriate specifications and in general should be clean, strong and durable.

•	We apply some air-entraining and water reducing admixtures into the ready-mix concrete to adjust the rate of setting and strength development of our concrete.

The Company tests the absolute volume of the concrete to determine the safety factor, through which the Company reduces the costs of cement while still meeting the criteria of the product specifications. In addition, the Company applies advanced statistical and orthogonal (two perpendicular right angles) design techniques in test and data processing, which is a system design property that facilitates the feasibility and compactness of complex designs. These processes allow the Company to produce a more cost efficient “Green Concrete” while maintaining the product’s quality.

Sales and Marketing

Our marketing efforts are geared towards advancing the Company as the supplier of choice for helping to build China’s most modern and challenging projects. We are constantly seeking ways to raise our profile and leverage additional publicity. To this end, we plan to expand the Company’s presence at leading construction industry events and in periodicals to build on its successful reputation. The primary goal when expanding into new markets is to reinforce the sales effort by promoting positive testimonials and success stories from the Company’s strong base of high profile clients.

The marketing strategy of the Company relies primarily on direct sales and we usually develop our market through the following three means: (i) by our sales department, which consists of 5-6 employees in each station, conducts the market promotion and development and also collects the feedback from the customers on the Company’s products; (ii) by the salesmen, currently around 10 people, with whom we contract to expand our client base; and (iii) by references from our current customers and our raw material suppliers. Due to positive prior experience with the government projects and extensive work with the PRC government on such projects in the past, we believe that we will continue to receive access to such projects in the future.

Raw Materials and Suppliers

We rely on third-party suppliers of the raw materials to manufacture our products. The main components of our products include cement, fly ash, slag, admixture, sand and gravel. Our primary suppliers of each are:

Raw Material	Suppliers

Cement	Tianjin Zhenxing Cement Factory, Hebei Wushan Cement Factory, Hebei Luan Xian Maopai Cement Factory

Fly ash	Beijing Xingda Fly Ash Co., Baolu Tongda Co., Zhongxin Shenyuan Fly Ash Co.

Slag	Beijing Shenshou Slag Co., Tangshan Slag Co., Beijing Liuhuan Construction Trade Center Co.

Sand	Zhuozhou Hongyuan Sand & Gravel Factory, Zhuozhou Shuishang Leyuan Sand & Gravel Factory

Gravel	Changqing Sand & Gravel Factory, Zhuozhou Shuishang Leyuan Sand & Gravel Factory

We believe we are not dependent on any of these suppliers and will be able to replace them, if necessary, without material difficulties. In particular, we do not expect to experience a shortage of cement, the main material for manufacturing our product, since it is usually readily available and we have long-term contracts with three large cement manufacturers to ensure the constant supply.

Our major supplier of truck transit mixers and concrete transport pumps is Sanyi Zhonggong Ltd. (“Sanyi Zhonggong”), which is the largest concrete production equipment manufacturer in the world. We have purchased over US$5.2 million equipment from Sanyi Zhonggong. Pursuant to a Strategic Agreement with Sanyi Zhonggong dated December 3, 2009,  we agreed to use Sanyi Zhonggong Ltd. as our preferred equipment supplier, and Sanyi Zhonggong in turn will provide discounts on the purchase prices of the equipment, 24/7 customer service, as well as training services to our employees. For potential construction projects undertaken by Sanyi Zhonggong in China, we will be recommended as their preferred ready-mix concrete provider.  In addition, Xiamen XGMA Machinery Co., Ltd., the major supplier of our forklifts, intends to form a similar strategic cooperation relationship with us.

Principal Customers

Our clients are mostly property developers and industrial companies, as well as PRC state-owned companies. Some of them are publicly listed, such as Beijing Capital Steel Group, Tangshan Jiahua Chemical Corporation and Guangzhou Fuli Real Estate Group, a public company listed on the Hong Kong Stock Exchange.  Fuli Group’s annual sales are over 1.5 billion US dollars.  The PRC state-owned companies, which are our customers, include China Railway Construction Group (“CRCG”), China Construction Group (“China Construction”), Beijing Construction Corporation and Beijing Chemical and Coking.

We had two major customers, China Railway Construction Group, and Guangzhou Tianli Construction Group, which represented 25% and 12% of the Company’s total sales for the fiscal year ended May 31, 2009. We had sales to one major customer, China Railway Construction Group, which represented 17% of the Company’s total sales for the fiscal year ended May 31, 2008. For the three months ended February 28, 2010, there was one major customer that individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 11%). For the nine months ended February 28, 2010, there was one customer that individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 16%). For the three months ended February 28, 2009, there were two major customers that each individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 25%, and Guangzhou Tianli Construction Projects Inc., 13%). For the nine months ended February 28, 2009, there were two customers that each individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 24%, and Guangzhou Tianli Construction Projects Inc., 13%).

China Railway Construction Corp., comprised 23% of the Company’s accounts receivable balance at February 28, 2010. China Railway Construction Corp. comprised 33% of the Company’s accounts receivable balance at May 31, 2009.

The following table summarizes some of the high-end residential and commercial real estate development projects, which are currently under construction or we completed as noted including those completed in fiscal years 2009 and 2008.

Project Names	Start/Duration (Year)	Concrete Supplied

Beijing Zhongxin Semiconductor Company (Completed)	2002	Supplied total 140,000 cubic meters
400,000 square meters construction space

Beijing Rainbow City Project (Completed)	2003	Supplied 100,000 cubic meters
560,000 square meters construction space

Beijing 5th Generation semiconductor Company (Completed)	2004	Supplied 70,000 cubic meters
120,000 square meter construction

Beijing World Trade CBD project (Completed)	2005	Supplied 90,000 cubic meters
180,000 square meter construction space

Beijing Wanjing International Mansion (Completed)	2005-2006	Supplied 180,000 cubic meters
240,000 square meters construction space

Tangshan Jiahua Project (project still in progress)	2007- 2010	434,000 cubic meters in total from September 2007 to November 2009

Douge Zhuang (project still in progress)	2007-2010	314,000 cubic meters in total from June 2007 to November 2009

Futai Xiangbo Yuan (project still in progress)	2007-2010	244,000 cubic meters in total from June 2007 to November 2009

Beijing Fuli Real Estate Company 1.1 million construction space (project still in progress)	2009	755,000 cubic meters in total from June 2006 to February 2009

Competition

Competitive Environment

Our principal market, Beijing, is considered highly competitive. It has enjoyed stronger economic growth and a higher demand for construction than other regions of China. There are approximately 130 concrete mixture stations in the Beijing area. The industry is highly segmented, with no single supplier having greater than a 10% market share. We currently have an estimated market share of 3% in the ready-mix concrete market in Beijing.

In the Beijing market, we compete with national, regional and local construction companies.  Some of our competitors have greater financial and other resources than us. Our main competitors include Beijing Heng Kun Concrete Center, Beijing Jian Gong Group Concrete Center, and Beijing Gaoqing Concrete Company. In 2009, the Beijing government issued a series of policies to encourage concrete manufacturers to upgrade their transportation vehicles to those models that are environmentally friendly. Vehicles that cannot meet the environmentally friendly criteria will be restricted in going into the 5th ring of Beijing.  Therefore, concrete manufacturers that cannot afford replacing their truck transit mixers with the environmentally friendly models will be banned from delivering the concrete mix and eventually be eliminated from the concrete industry.

We compete primarily on the basis of quality, technological innovation, customer service, and pricing of our products. We win projects which are awarded through a competitive bidding process based on our competitive pricing. Projects are usually awarded to the lowest bidder, if other conditions are the same although other factors such as shorter delivery schedules are also taken into consideration.

Our Competitive Advantages

Comparing us with other companies in the concrete industry in Beijing and in the Tianjin area, we believe that the Company has the following competitive advantages:

(1)        Environmentally friendly products.

We produce all types of concrete products including specialty concrete for varied industry uses. Capitalizing on our research and development, we extensively use recycled materials such as fly ash (from coal fired power plants) and mining waste in our production with the share of these materials of approximately 34% of other raw materials used by us. In doing so, we not only help reduce environmental wastes but we also increase our product quality. Because we successfully apply this technology to our products, we have obtained tax exemptions and other incentives from government organizations. In accordance with a policy by China’s State Development and Reform Commission (the “SDRC”), if the percentage of the industrial wastes components in a company’s concrete mixture exceeds 30%, such company may enjoy the exemptions from income tax and franchise tax in China.

(2)        Strict and effective quality management system.

We have developed an effective quality management system that covers all aspects of our operations, including planning, budgeting, purchasing and production. In every step, not only do we have fully trained, experienced and skilled employees that are working in concert to ensure our product’s quality and timely delivery, we also implemented the computer-controlled Concrete Enter Price Management System (CEM 2008 System) to coordinate and oversee the manufacturing, bookkeeping and shipping process.  From signing contracts to finishing a project, we have a quality follow up supervising team to make sure that our concrete matches our clients’ engineering designs exactly. All pump vehicles and truck transit mixers are installed with GPS tracking systems, which ensure the quality control and safe delivery of the concrete mix.

Our quality supervisory staff on each construction site is responsible for finished product quality. For every previous project completed, we have earned a 100% pass rate. We believe that this effective management puts us at the top of the industry standard and has allowed the Company to achieve 5% more in profit for every cubic meter of concrete we produce and deliver.

(3)        We also have lower production costs by smart outsourcing and quality engineering.

More than 80% of concrete costs come from raw materials, such as cement, sands, fly ash, and gravel. The costs of materials have a direct impact on our production costs. We compare several suppliers’ quotes before we make final purchases. This ensures that we have the lowest prices for all of our raw materials.

In addition, the percentage of each of the raw materials needed to produce concrete is also a big factor that affects our production costs. Our research laboratory led by top professional engineers conducts extensive experiments to ensure that we have excellent mixing formulas while achieving the required quality. We believe the scientific formula of each type of concrete reduces our costs to levels 3% to 5% lower than our competitors.

We believe our tremendous track record in the industry, effective management, solid clientele base, lower production costs and higher than the industry average profit margin puts us at the top in the industry.

(4) Maintenance of key relationships

We have successfully built long-term cooperative relationships with China’s top construction companies through our services. Our reputation and good record will help us gain new business from existing customers and new customers.

For instance, on December 3, 2009, the Company entered into a Strategic Agreement with Sanyi Zhonggong Ltd. (“Sanyi Zhonggong”), our major equipment supplier, whereby the Company agreed to choose Sanyi Zhonggong Ltd. as its preferred equipment supplier, and Sanyi Zhonggong in return will provide discounts on the purchase prices of the equipment as well as training services to the Company’s employees. For potential construction projects undertaken by Sanyi Zhonggong in China, we will be recommended by Sanyi Zhonggong as their preferred ready-mix concrete provider.

Growth Strategy

(1) Focus on The Infrastructure Industries and Develop New Relationship. Our sales people will focus on developing relationship with the government, general contractors, architects, engineers, and other potential sources of new business in our target markets. We will actively monitor and analyze China’s infrastructure construction plan to ensure that we direct our resources at the center of the developing area and have the opportunities to bid on the potential business at the earliest time.

(2) Capacity Expansion via Building New Plants. We will add three to five batching plants during the fiscal year 2010 in order to meet the requirements of existing contracts and anticipated demand. We plan to add more stationary and mobile stations in 2010 and 2011 as part of our long-term expansion plans due to very attractive margins and high return on investment.

(3) Cooperation with other concrete companies. We will consider cooperating with other concrete companies in certain area or for certain projects. The cooperation will include but not limited to lease, co-construct a new plant and profit sharing, or an M&A transaction. We believe that by cooperating with local concrete companies, we will save capital and time compared with building a new plant by ourselves. And it will also help us to develop our relationship with local customers and suppliers.

Research and Development

Companies engaged in production of construction materials are under extreme pressure to respond quickly to industry demands with new designs and product innovations that support rapidly changing technical demand and regulatory requirements. We devote a substantial amount of attention to the research and development of advanced construction materials that meet the demands of project specific needs while striving to lead the industry in value, materials and processes. We have sophisticated in house R&D and testing facilities, a highly technical onsite team, the access to highly specialized market research, the cooperation with a leading research institution, an experienced management and advisory board, and close relationships with leading concrete materials experts. A total of 5 employees are currently working for our R&D department. Our research and development expenses amounted to approximately $43,200 and $25,800 for the years ended May 31, 2009 and 2008, respectively.

Our research laboratory led by a team of around 10 top professional engineers conducts extensive experiments to ensure that we have excellent mixing formulas while achieving the required quality. This includes production of innovative concrete admixtures to supply the company. Admixtures are chemical raw materials used for production of concrete. Admixture is also one of the key materials that affect the quality of concrete. Through technology innovation, our admixture products help the company produce environmentally friendly and energy-saving concrete.

We intend to conduct research in developing new raw materials. Adoption of new techniques and materials will help us reduce our cost of production and will help improve our product quality.

We have dedicated ourselves to testing and research of ready-mix concrete.  We have been developing and researching the raw material mixture ratios, which are crucial to the quality of our products, by our advanced testing facilities and the 17 years of testing experience of our technical and engineering staff.

On December 31, 2009, the Company entered into a three-year agreement with the Institute of Building Materials, a subsidiary of the China Academy of Building Research ("CABR") (the “Agreement”). Under the Agreement, the Institute of Building Materials will provide its technical research, development and support exclusively to us for an annual payment of RMB 350,000 (or US$ 51,000). The Institute of Building Materials will also provide training courses to our employees. We are allowed to list the Institute of Building Materials as our technological partner in its marketing materials, and the Institute of Building Materials has agreed to use its relationships and brand influence in the construction industry to assist us in its business development.

Intellectual Property

We do not have any patents or other registered intellectual property. Currently, we are in the process of applying to register two of our trademarks. To protect our unregistered intellectual property, we enter into confidentiality agreements with our officers and employees in our R&D Department. A confidentiality agreement will cover three years after such officer or employee leaves the Company, and any breach of the agreement will subject such person to liquidated damages of RMB 10,000 and any other losses incurred by the breach.

Environmental Matters

We are required to comply with environmental protection laws and regulations promulgated by the Ministry of Construction and the State Environmental Protection Administration in China. Some specific environmental regulations apply to sealed transportation of dust materials and final products, non-open storage of sand and gravel, as well as reduction of noise and dust pollution on production site and encouraged use of waste materials. In 2009, Beijing government issued a series of policies to encourage concrete manufacturers to upgrade their transportation vehicles to those models that are environmentally friendly. Vehicles that cannot meet the environment friendly criteria will be restricted in going into the 5th ring of Beijing.

 In addition, the governmental regulatory authorities conduct periodic inspections on us. We have met all the requirements in the past inspections. The Company has set up and documented its environment management system according to GB/T24001-2004 Guidance. The Company has also invested 1) $29,411 for certain powder silo dust equipment, which reduces the release of dust when delivering the concrete mix; 2) $14,705 for sand and gravel separators, which recycle and reuse the discharged concrete; 3) $14,705 for 3 sedimentation tanks to recycle the water in the manufacturing process; and 4) $294,117 for a warehouse to store the sand and gravels to reduce the air pollution.  With our dedication to be environmentally friendly, we are one of the companies in the industry that have been awarded the honor of “Green Concrete Producer” by the PRC government.

Seasonality

Our manufacturing operations are primarily located in northeastern China, which is cold during the winter months. During such time, we are able to manufacture our advanced ready-mix concrete materials, however many construction projects operate on an abbreviated work schedule, if at all.

Regulations

Our products and services are subject to regulation by governmental agencies in the PRC, and Beijing City and Hebei Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. All of the Company’s products have passed the ISO9001-2005 Certification Quality System and Integrated Certification System including Quality Management System Certification, Environmental Management System Certification and Occupational Health and Safety Management System Certification issued by the Beijing Zhong Jian Xie Certification Centre.

We have been in compliance with all registrations and requirements for the issuance and maintenance of all licenses and certificates required by the applicable governing authorities, including the Ministry of Construction and the Beijing Administration of Industry & Commerce. The Ministry of Construction awards Level II and Level III qualifications to concrete producers in the PRC construction industry, based on criteria such as production capacity, technical qualification, registered capital and capital equipment, as well as performance on past projects. Level II companies are licensed to produce concrete of all strength levels as well as special concrete, and Level III producers are licensed to produce concrete with strength level C60 and below. We are a Level II concrete producer.

Our Employees

As of April 28, 2010, we had 308 employees. The following table sets forth the number of our full-time employees by department as of April 28, 2010:

Department	Number of Employees

Accounting	20
Supply, Purchase & Inventory	44
Technical & Engineering Staff	35
Production Staff	165
Administrative Staff	44

Total	308

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering into employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension plan organized by PRC municipal and provincial governments. We are currently required to contribute to the plan at the rate of 20% of the average monthly salary.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.

Insurance

We maintain worker's employee insurance for our employees.  We provide social welfare insurance for our employees. We also provide life insurance for our officers. Other than the above mentioned, we do not maintain any other business, liability or key employee insurance.

Company Information

Our principal executive offices are located at Room 1906, Shidaicaifutiandi Building, 1 Hangfeng Road, Fengtai District, Beijing, China 100070, and our telephone number is 011- 86-10-5809-0110.

Property

Currently, we do not own any land, as the PRC does not permit private land ownership. The Company is leasing land for its Beijing Yizhuang factory from Beijing Guang Da Yuan Logistic Company.  In our Beijing stationary factory, we currently lease two parcels of land for this factory. One lot is approximately 22,538 square meters. The term of the lease is 10 years and will expire in 2018. The rent is approximately $49,000 per annum. We also built on site our own buildings and offices of approximately 600 square meters. The other lot is approximately 14,673 square meters. The term of the lease is 1 year and can be continued. The rent is $32,353 per annum. We use this lot to store our raw material. The two lots are located next to each other.

In our Beijing Shidu station, we are using approximately 5,000 square meters of land provided by our customer, Jiangxi Jinggang Roads & Bridges (Group) Co., Ltd., which is constructing Zhangzhou Highway. We are in the process of setting up the batching plants on such land to supply the concrete mix to the highway construction projects, and do not pay rent for such land.  We anticipate operating at this site for two more years.

In our Tangshan Jiahua mobile station, we are using approximately 5,300 square meters of land provided by our customer, Beijing Coking and Chemical Group. Because we set up the batching plants on such land to supply the concrete mix to the on-going projects by Beijing Coking Chemical Group, we do not pay rent for such land.  We anticipate operating at this site for one more year while we are helping the customer to complete the project.

In our Tangshan Caifeidian mobile station, we are using approximately 8,000 square meters of land provided by our customer, China Construction Second Engineering Bureau, Ltd., which is constructing a highway in the Tangshan area. Because we set up the batching plants on such land to supply the concrete mix to the on-going projects, we do not pay rent for such land.  We anticipate operating at this site for one more year.

For the Xi’an factory, we leased the land lot of 106,667 square meters from the local government for a term of 15 years. The lease will expire in 2024. The annual rent for the land lot is RMB 441,741 (or approximately US$65,000).

We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

DIRECTORS AND EXECUTIVE OFFICERS

The following are the officers and directors of the Company as of the date of this prospectus. Some of our officers and directors are residents of the PRC. As a result, it may be difficult for investors to effect service of process within the United States upon them or to enforce judgments obtained in the United States courts against them in the PRC.

Name	Age	Position
Rong Yang	49	Chairman of Board of Directors, President and CEO

Yiru Shi	36	Chief Financial Officer

Shuqian Wang	43	Director

Francis Nyon Seng Leong	66	Director

Zhenhai Niu	48	Director

Pat Lee Spector	66	Director

Rong Yang (CEO, President and Chairman)

Mr. Yang, age 49, has been our Chairman and Chief Executive since October 2008. He has been the Chairman and Chief Executive of Beijing Concrete since its inception in 2002. He is also the founder of Beijing Concrete.  Mr. Yang has over 20 years experience in the concrete industry. In the mid 1980’s, he started his career by joining China Railway Construction (“CRC”), one of the largest construction groups in China and Asia.  Before Mr. Yang founded Beijing Concrete, he was the project manager for one of CRC’s subsidiary companies. Mr. Yang graduated from Guizhou College of Finance and Economics with a Bachelor degree in administrative management. We believe that Mr. Yang’s knowledge of all aspects of the Company’s business and his in-depth understanding of its operations, combined with his years of experience in the concrete industry position him well as our Chairman and Chief Executive Officer.

Yiru Shi (CFO)

Ms. Yiru Shi, age 36, has been our Chief Financial Officer since December 2009. Prior to that, Ms. Shi served as the Chief Financial Officer of Shengtai Pharmaceutical, Inc., a U.S. public company from 2008. From 2005 to 2008, Ms. Shi was the audit manager for Kabani & Co., Inc., a PCAOB registered auditor headquartered in California. From 2002 to 2004, Ms. Shi was a controller at Aroa Marketing. Prior to that, Ms. Shi worked as Channel Program Manager at Sun Microsystems and as a financial analyst at Hewlett Packard China. Ms. Shi is a Certified Public Accountant since 2007. She graduated with an MBA degree from the University of California, Irvine in 2003. She received her Bachelor degrees in Computer Science and International Trade and Business from the Beijing Polytechnic University in 1997.

Shuqian Wang (Director)

Ms. Wang, age 43, has been our Director since September 2009. She is a partner at East Associates, a law firm in China, since October 2002. Prior to that, she was with another PRC law firm, C&T Partners, from September 1989 to 1996 as an associate, and from 1996 to 2002 as a partner. Ms. Wang graduated from University of Kent at Canterbury with an LL.M. degree in International Trade Law in 1997, and she received her Bachelor degree in law from the School of Law of Nanjing University in 1988. We believe that Ms. Wang’s qualifications and her over 20 year experience in advising Chinese companies on complicated legal issues arising in connection with capital formation and M&A provide a unique perspective for our Board.

Francis Nyon Seng Leong (Director)

Mr. Leong, age 66, has been our Director since February 2010. He has been the principal of Sungai River Inc., an international financial consulting company since October 2003. From March to June of 2004, he was Chief Financial Officer and Secretary of Blue Diamond Mining Corporation, an NEX board listed company in the oil and gas industry. Prior to that, Mr. Leong was the Treasurer for the City of Calgary, Canada from October 1999 through August 2003. Currently, Mr. Leong is serving on the boards and the committees of the following public companies: Enmax Corporation, a Municipal Electric Utility Company in Calgary, Boyuan Construction Group, a construction company listed on TSX Venture Exchange, Andatee China Marine Fuel Services Corporation, a NASDAQ traded company in the marine fuel industry and China Industrial Waste Management, Inc., an industrial waste management company listed on the OTC Bulletin Board. Mr. Leong received his Master’s degree in Public Administration from the Marriott School of Management of Brigham Young University in 1975. In 1968, he graduated from National Chengchi University in Taiwan with a Bachelor degree in commerce. We believe that Mr. Leong’s qualifications to serve as our director include his extensive experience in corporate finance and corporate governance acquired by him while serving on the boards and committees of several public companies.

Zhenhai Niu (Director)

Mr. Niu, age 48, has been our Director since February 2010. He is currently the general manager of Beijing Ritan Hotel from February 2008. Prior to that, he was the manager of China Hainan Huandao Taide Hotel from 1995 to 2008. Mr. Niu received his Bachelor’s degree in Management from Beijing University and Capital University of Economics and Business in 1987 and 1985, respectively. We believe that Mr. Niu’s qualifications to serve as our director include his extensive management experience as well as his executive leadership.

Pat Lee Spector (Director)

Mr. Spector, age 66, has been our Director since February 2010. He has been the Executive Advisor of AECOM Technology, Inc., a technical and management service provider that is currently listed on New York Stock Exchange (“NYSE”) since September 2007. From January 1999 through May 2007, he served as a Vice President of Jacobs Engineering Group Inc., a NYSE listed company that is engaged in the business of technical services and support. Mr. Spector received his Master degree in Architecture in 1970 and his Bachelor degree in Physics in 1966 from Washington University. We believe that Mr. Spector is well suited to sit on our Board based on his extensive experience in management solutions advising public and private companies on business development and expansion of operations.

Audit Committee

The Board of Directors created the audit committee in February 2010. The Audit Committee is to oversee the Company's accounting and financial reporting processes, as well as its financial statement audits. The committee recommends to the Board of Directors the selection of the Company’s outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

The Audit Committee is comprised of three directors: Mr. Francis Leong, Ms. Shuqian Wang and Mr. Pat Spector. Mr. Leong is the Chairman of the Audit Committee. In the opinion of the Board of Directors, Ms. Wang, Messrs. Leong and Spector are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee and they are independent as defined by the rules of the NASDAQ Stock Market. The Board of Directors has adopted a written charter for the Audit Committee.

Audit Committee Financial Expert

The Board of Directors has determined that we have an Audit Committee financial expert, as defined under Item 407(d)(5)(i) of Regulation S-K, serving on our Audit Committee. Mr. Leong is our Audit Committee financial expert, and he is independent as defined by the rules of the NASDAQ Stock Market.

Compensation Committee

In February 2010, the Board of Directors established a Compensation Committee, which is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. Mr. Francis Leong, Mr. Zhenhai Niu and Mr. Pat Spector, each of whom is an independent director, currently serve on the Compensation Committee. Mr. Spector is the Chairman of the Compensation Committee.

Nominating Committee

In February 2010, the Board of Directors established a Nominating Committee which assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. Ms. Shuqian Wang, Mr. Zhenhai Niu and Mr. Pat Spector, each of whom is an independent director, currently serve on the Nominating Committee. Ms. Wang is the Chairman of the Nominating Committee.

Code of Ethics

We have adopted a Code of Conduct that applies to all of our employees and officers, and the members of our Board of Directors. A copy of the Code of Ethics was included as Exhibit 14.1 to our current report on Form 8-K filed on March 12, 2010. A printed copy of the Code of Conduct may also be obtained free of charge by writing to us at our headquarters located at Shidai Caifu Tiandi Building Suite 1906-09 1 Hangfeng Road Fengtai District, Beijing, China 100070; attention: Company Secretary.

COMPENSATION

The following table reflects the compensation paid to our principal executive officer and executive officers who have earned more than $100,000 in any of the previous two fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Total ($)

Rong Yang	2009	$122,900	$122,900
Chairman, President and Chief Executive Officer(1)	2008	$15,600	$15,600

John Schoenauer(2)	2009	$0.00	$0.00
Chairman, President and Chief Executive Officer	2008	$0.00	$0.00

(1)	Rong Yang was also the Chief Financial Officer of the Company until December 17, 2009 when he resigned from this position and Yiru Shi was appointed as the Chief Financial Officer of the Company.

(2)
John Schonauer tendered his resignation as President, CFO and Treasurer of the Company on October 8, 2008.  Mr. Schoenauer voluntarily resigned and did not express disagreement with any policies or actions of the Company.

Employment Agreements

Rong Yang

On February 12, 2010, the Company and Mr. Rong Yang entered into an amended and restated employment agreement (the “CEO Employment Agreement”) for his service as the Company’s Chief Executive Officer for a term of five years. The CEO Employment Agreement is automatically renewable for an additional year unless either party notifies the other at least 30 days prior to the end of the term of an intention to terminate. Under the CEO Employment Agreement, Mr. Yang will be compensated with an annual salary of RMB 1,500,000, payable monthly in equal installments in arrears. He will also receive options to purchase 400,000 shares of the Common Stock, exercisable at $3.90 per share.

In the event that Mr. Yang’s service as the Company’s CEO is terminated, whether involuntarily or voluntarily, under certain circumstances, or following the occurrence of a Change of Control, as defined under the Employment Agreement (the “Separation from Service”), Mr. Yang shall receive: (i) a lump sum payment of fifteen times of Mr. Yang’s annual salary; (ii) Common Stock equal to 3% of then outstanding Common Stock; and (iii) continuing health insurance benefits for two years after the occurrence of Change of Control. Additionally, all unvested options, restricted stock, performance shares and stock appreciation rights previously granted to Mr. Yang under the Company’s incentive plan will immediately be fully vested upon his Separation from Service.

In the event that the above payments and benefits to Mr. Yang upon his Separation from Service following a Change of Control (the “Separation Parachute Payments”) would (i) constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) or any similar or successor provision to 280G; and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Severance Parachute Payments shall be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax, at the discretion of Mr. Yang.

Yiru Shi

On December 17, 2009, the Company entered into an employment agreement with Ms. Yiru Shi as its Chief Financial Officer (the “CFO Employment Agreement”). Such Employment Agreement provides that Ms. Shi will serve as acting CFO of the Company for a three-month probation period (the “Probation Period”), at the end of which the Board will review Ms. Shi’s performance and approve her appointment as the Company’s Chief Financial Officer. The term of the Employment Agreement is two years, including the Probation Period, with a renewal option upon a 15-day written notice in advance (the “Term”). Ms. Shi will be compensated as follows:

1)	An annual salary of $150,000, or $12,500 monthly payable in U.S. dollars; and

2)
Options to purchase 300,000 shares of the Common Stock of the Company, exercisable at $3.90 per share, to vest in two equal installments respectively on December 17, 2010 and December 17, 2011. If Ms. Shi’s employment is terminated prior to the vesting date, any unvested options will be terminated. If her employment is terminated after the vesting date, any vested but unexercised options shall terminate on the 91st day following the date of the termination of her employment.

Compensation Discussion and Analysis

Overview

We intend to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in northeastern China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

In February 2010, our board of directors established a compensation committee comprised of independent directors. The compensation committee will perform periodically a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.

2010 Stock Incentive Plan

In February, 2010, we adopted the 2010 Stock Incentive Plan (the “2010 Plan”). All officers and key employees, directors of, and consultants to the Company and its subsidiaries and affiliates, who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its subsidiaries and affiliates are eligible for participation in the 2010 Plan.  One Million One Hundred Fifty Thousand (1,150,000) shares of the Company’s common stock have been authorized and reserved for the 2010 Plan, subject to an increase of up to 10% of the Company’s issued and outstanding Common Stock, and any shares that may become available for issuance under awards under the 2010 Plan as a result of expiration or forfeiture. The Company may issue stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and other stock-based awards under the 2010 Plan. The 2010 plan is administered by our Compensation Committee.

Outstanding Equity Awards

There were no option exercises or options outstanding as of May 31, 2009.

Director Compensation

During the fiscal year ended May 31, 2009, we did not pay our directors any compensation for their services as our directors.

On February 12, 2010, Messrs. Francis Nyon Seng Leong, Zhenhai Niu, and Pat Lee Spector were appointed as directors of the Company. Each of Messrs Leong, Niu and Spector entered into an Independent Director Agreement with the Company. On March 22, 2010, Ms. Shuqian Wang entered into an Independent Director Agreement with the Company. A summary of the compensation for the directorship of each of Messrs. Leong, Niu and Spector and Ms. Wang is set forth as follows:

1.	An annual salary of $15,000, or $1,250 payable at the end of each month;

2.
For the service as a chairman of a committee, such director shall receive an additional fee of $5,000 per annum, payable in equal installments at the end of each month. For the service as a member of a committee, such director shall receive an additional fee of $2,000 per annum, payable in equal installments at the end of each month.

3.
Options to purchase 10,000 shares of the Common Stock subject to the 2010 Plan, exercisable at $3.90 per share, to vest one year after the grant date. Such options will expire 36 months from the date of the grant.  If the directorship is terminated, the vested option will expire 365 calendar days after the termination.

4.	Reimbursement of traveling expenses for such director’s attendance of meetings of the Board or any committee of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with related persons

The following includes a summary of transactions for the last fiscal years ended May 31, 2009 and 2008 and for the nine-month period ending February 28, 2010, in which we were a participant, and in which any related person had a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

As of March 31, 2010, total outstanding amount of related party payables was approximately $300,713. Total outstanding amount of related party payable was $106,280 and $564,419 as of February 28, 2010 and May 31, 2009, respectively. These payables are loans from Mr. Yang (our CEO and Chairman) for business purposes. These loans bear no interest, are unsecured, and have no fixed payment terms. Currently, the related party payable consists of the following:

	February 28, 2010	May 31, 2009
Rong Yang (Chairman)	$106,280	$372,489
Liao Shunjun (Chairman’s brother-in-law)	-	98,723
Rong Hua Chang Shen Transportation (20% owned by a common shareholder)	-	93,207
	$106,280	$564,419

Total outstanding amount of related party receivables was $0 and $674,289 as of February 28, 2010 and May 31, 2009, respectively. These receivables require no interest, are unsecured, and have no fixed re-payment terms. All the related party receivables are loans to related parties for business developments. As a public company, the Company has set up stricter rules to forbid loans to related parties. The receivables from related party consist of the following:

	February 28, 2010	May 31, 2009
Lao Zhan (common shareholder)	$-	$465,332
Yang Ming (Chairman Rong Yang’s brother)	-	187,490
Heng Jian (20% owned by a common shareholder )	-	20,736
Liao Guiping (Chairman’s wife)	-	731
	$-	$674,289

In the nine months ended February 28, 2010, related party receivable of $674,289 was offset against payable to a related party, CEO and chairman of the Company, according to an agreement in which the CEO agreed to such obligation.

Total outstanding amount of related party payables was $564,419 and $677,930 as of May 31, 2009 and 2008, respectively. These payables bear no interest and have no fixed payment terms. As of May 31, 2009 and 2008, the related party payable consists of the following:

	May 31, 2009	May 31, 2008

Rong Yang (Chairman)	$372,489	$133,120
Lao Zhan (common shareholder)	-	524,416
Heng Jian (20% owned by a common shareholder)	-	20,394
Liao Shunjun (Chairman’s brother-in-law)	98,723	-
Rong Hua Chang Shen Transportation (20% owned by a common shareholder)	93,207	-
	$564,419	$677,9 30

Total outstanding amount of related party receivables was $674,289 and $236,042 as of May 31, 2009 and 2008, respectively. The receivables from related party consisted of the following:

	May 31, 2009	May 31, 2008

Lao Zhan (common shareholder)	$465,332	$-
Yang Ming (Chairman Rong Yang’s brother)	187,490	144,375
Heng Jian (20% owned by a common shareholder )	20,736	-
Rong Hua Chang Shen Transportation (20% owned by a common shareholder)	-	91,667
Beijing Fortune Capital Management, Ltd. (holding company)	731	-
	$674,289	$236,042

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”  For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy.  A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification.  Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders.  In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

PRINCIPAL STOCKHOLDERS

The following table provides information concerning beneficial ownership of our capital stock as of April 28, 2010, and as adjusted to reflect the sale of shares of Common Stock in this offering, by:

•	each stockholder, or group of affiliated stockholders, who owns more than 5% of our outstanding capital stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 12,815,620 shares of Common Stock outstanding as of April 28, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of April 28, 2010 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of April 28, 2010 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

The following table sets forth as of the date of this prospectus, certain information with respect to the beneficial ownership of our voting securities by (i) each person or group owning more than 5% of the Company’s securities, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group.

Name & Address of Beneficial Owner	Office	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
	Officers and Directors

Rong Yang Shidai Caifu Tiandi Building Suite 1906-09 1 Hangfeng Road Fengtai District Beijing, China 100070(3) (7)	Chairman, CEO and President	Common Stock	6,953,991		52.6%

Shuqian Wang 19th Floor, Landmark Tower 2 8 North Dongsanhuan Road Beijing, China 100004(8)	Director	Common Stock	10,000		Less than 1/10 of 1%

Francis Nyon Seng Leong 262 Millview Bay SW Calgary, Alberta T2Y 3X9(6)	Director	Common Stock	10,100		Less than 1/10 of 1%

Pat Lee Spector 145 McSkimming Road Aspen, Colorado 81611(6)	Director	Common Stock	10,000		Less than 1/10 of 1%

Zhenhai Niu Tuanjiehu Road Building 28, Room 1-201, Chaoyang District, Beijing 100026(6)	Director	Common Stock	10,000		Less than 1/10 of 1%

Yiru Shu Shidai Caifu Tiandi Building Suite 1906-09 1 Hangfeng Road Fengtai District Beijing, China 100070 (4)	Chief Financial Officer	Common Stock	300,000		2.3%

All officers and directors as a group (6 persons named above)		Common Stock	7,294,091		53.8%

	5% Securities Holder

Rui Shen 3814 Ballentree Way Duluth, GA 30097(3)		Common Stock	5,860,022		45.7%

Whitebox Combined Partners 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416 (10)		Common Stock	751,282		5.9%

Bingchuan Xiao Room 8, Unit 4, Building 46, No.22 Fuxing Road, Haidian District, Beijing 100842 (5)		Common Stock	756,071	(5)	5.9%

Guiping Liao Shidai Caifu Tiandi Building Suite 1906-09 1 Hangfeng Road Fengtai District Beijing, China 100070 (3) (9)		Common Stock	1,440,607		52.6%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	As of the date of this prospectus, we had 12,815,620 shares of our common stock outstanding.
(3)
Under those certain call option agreements between Mr. Yang and Mr. Shen, Mr. Yang has an option to purchase 5,113,384 held by Mr. Shen over the course of approximately two years in installments upon achievement of certain performance milestones by the Company. Under the Call Option Agreement, Mr. Yang can assign the right to purchase the shares to third parties.

(4)
Includes options to purchase 300,000 shares of the Common Stock of the Company, exercisable at $3.90 per share, to vest in two equal installments respectively on December 17, 2010 and December 17, 2011. If Ms. Shi’s employment is terminated prior to the vesting date, any unvested options will be terminated. If her employment is terminated after the vesting date, any vested but unexercised options shall terminate on the 91st day following the date of the termination of her employment.

(5)
Under that certain call option agreement between Mr. Xiao and Mr. Shen, Mr. Xiao has an option to purchase 746,638 held by Mr. Shen over the course of approximately two years in installments upon achievement of certain performance milestones by the Company. Under the Call Option Agreement, Mr. Xiao can assign the right to purchase the shares to third parties.

(6)	Includes options to purchase 10,000 shares of the Common Stock of the Company, exercisable at $3.90 per share, to vest on February 12, 2011.
(7)
Includes options to purchase 400,000 shares of the Common Stock of the Company, exercisable at $3.90 per share, to vest on February 12, 2011. Includes 1,440,607 shares of the Common Stock of the Company held by Guiping Liao, the spouse of Mr. Yang.

(8)	Includes options to purchase 10,000 shares of the Common Stock of the Company, exercisable at $3.90 per share, to vest on March 22, 2011.
(9)	Includes options held by Mr. Yang, the spouse of Ms. Liao, to purchase 400,000 shares of the Common Stock of the Company, exercisable at $3.90 per share, to vest on February 12, 2011.
(10)	Includes 64,103 shares issuable upon exercise of warrants.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of Common Stock, no par value, and 10,000,000 shares of preferred stock, with no par value. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, and By-laws.

As of April 28, 2010, there were 12,815,620 shares of our Common Stock outstanding held by approximately 345 stockholders of record.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Except if a greater plurality is required by the express requirements of law or the Company’s Amended and Restated Articles of Incorporation, the affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by the stockholders of the Company. According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our stockholders. Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock is Island Stock Transfer, 100 Second Ave South, Suite 705 S, St. Petersburg. FL 33701 and its main telephone number is 727-820-1066.

SHARES ELIGIBLE FOR FUTURE SALE

As of April 28, 2010, there were issued and outstanding (i) 12,815,620 shares of our common stock, (ii) warrants to purchase 1,504,160 shares of our common stock, (iii) options to purchase 740,000 shares of our common stock of which options to purchase 300,000 shares will become exercisable in December 2010 and the balance will become exercisable in February and March 2011. 4,141,449 shares of our common stock are currently eligible for resale under Rule 144. In addition to these shares, we currently have an obligation to register 1,282,091 shares of our common stock currently issued and outstanding, which shares will be freely tradable after the SEC declares effective this Registration Statement of which the Resale Prospectus covering these shares is a part.

In October 2009, we entered into lock-up agreements with certain individuals (the “Lockup Providers”). Under such agreements, the Lockup Providers agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, sell short, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock, or enter into any swap or other arrangement that transfers any economic consequences of ownership of Common Stock until 24 months after the date therein (the “Lockup Period”). During the Lockup Period, the Lockup Providers that are not affiliates of the Company will no longer be subject to the Lockup Agreement, if the stock price and trading volume of the Company’s Common Stock reaches a Threshold Term, as defined thereunder.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months is entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the common stock purchased by the investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers to China Infrastructure Construction Corporation. This discussion assumes that an investor will hold each share of our common stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our common stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our common stock following the consummation of this offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Our management is substantially based in the PRC and expected to be based in the PRC in the future, although two of our executive officers and one of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. However, since it is not anticipated that we would receive dividends or generate other income in the near future, we are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and if we were to have income in the future.

Dividends From PRC Operating Companies

If we are not treated as resident enterprises under the EIT Law, then dividends that we receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, if we are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. As indicated above, however, we are not expected to be paid any dividends in the near future. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, we were to be paid any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us        shares of our common stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has an option for 30 days to buy up to an additional          shares from us at the public offering price, less the underwriting commissions and discounts, to cover these sales.

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us	$	$	$	$

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities. We have agreed to reimburse the underwriter, upon successful completion of this offering, for its reasonable out-of-pocket expenses incurred in connection with this offering, including the fees and disbursements of the underwriter’s legal counsel, not to exceed $50,000. We estimate the total expenses of the offering to us, excluding underwriting commissions and discounts, to be $            .

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees. No such services were performed or will be performed during the 180-day period preceding the filing of this prospectus supplement or the 90-day period following the consummation of this offering.

Our common stock is traded on OTC.BB under the symbol “CHNC.”

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriter participating in the offering or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s or our website and any information contained in any other website maintained by the underwriter or by us is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as an underwriter and should not be relied upon by investors.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

United Kingdom. No offer of shares of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area. In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Canada.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Guzov Ofsink, LLC, New York, New York. The underwriter is being represented by Loeb & Loeb LLP with respect to certain legal matters in connection with this offering.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We changed our independent registered public accounting firm effective October 10, 2008 from Ronald R. Chadwick, P.C. (“Chadwick”) to Child, Van Wagoner & Bradshaw, PLLC. Information regarding the change in the independent registered public accounting firm was disclosed in our Current Report on Form 8-K filed with the SEC on October 10, 2008.  There were no disagreements with Chadwick or any reportable events requiring disclosure under Item 304(b) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File No. 333-165742) under the Securities Act, as amended, with respect to the shares of Common Stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
INDEX TO FINANCIAL STATEMENTS

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 28, 2010 AND MAY 31, 2009

	February 28, 2010	May 31, 2009
	(UNAUDITED)
Assets
Current assets
Cash and cash equivalents	$1,867,417	$921,841
Restricted cash	158,089	-
Trade accounts receivable, net	40,925,026	26,438,106
Inventories	1,975,142	885,834
Total current assets	44,925,674	28,245,781

Property, plant and equipment, net	5,063,711	5,649,835

Other receivables	5,872,791	270,819
Related party receivables	-	674,289
Total other assets	5,872,791	945,108

Total assets	$55,862,176	$34,840,724

Liabilities and equity
Current liabilities
Trade accounts payable	$10,677,538	$10,173,765
Related party payable	106,280	564,419
Other payables	1,911,563	1,730,290
Current portion of capital lease obligations	624,678	-
Accrued expenses	287,667	277,329
Bank loan payable	1,466,000	-
Total current liabilities	15,073,726	12,745,803

Long-term liabilities
Long-term portion of capital lease obligations	834,175	-
Other payables - long-term	802,447	-
Total long-term liabilities	1,636,622	-

Total liabilities	16,710,348	12,745,803

Stockholders' equity
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock: no par value; 100,000,000 shares authorized; 11,555,529 and 1,529,550 shares issued and outstanding as of February 28, 2010 and May 31, 2009	37,482,542	1,396,644
Retained earnings (deficit)	(1,575,785)	17,755,631
Accumulated other comprehensive income	1,567,143	1,731,951
Total China Infrastructure Construction Corporation stockholders' equity	37,473,900	20,884,226

Noncontrolling interests	1,677,928	1,210,695

Total liabilities and equity	$55,862,176	$34,840,724

The accompanying notes are an integral part of this statement.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28, 2010 AND 2009
(UNAUDITED)

	THREE MONTHS ENDED FEBRUARY 28,		NINE MONTHS ENDED FEBRUARY 28,
	2010	2009	2010	2009

Net Revenue	$20,249,742	$27,351,505	$51,660,602	$54,371,630

Cost of goods sold	16,472,119	22,137,655	40,976,286	44,643,940

Gross profit	3,777,623	5,213,850	10,684,316	9,727,690

Selling, general and administrative expenses	762,894	455,432	29,946,379	965,058

Net operating income (loss)	3,014,729	4,758,418	(19,262,063)	8,762,632

Other income (expense):
Interest income (expense)	(92,889)	190	(96,544)	1,133
Other income	498,249	336	503,245	-
Other expense	(147)	-	(147)	(11,930)

Total other income (expense)	405,213	526	406,554	(10,797)

Net income (loss) before income taxes	3,419,942	4,758,944	(18,855,509)	8,751,835

Income taxes	-	-	-	-

Net income (loss)	3,419,942	4,758,944	(18,855,509)	8,751,835

Less: Net income attributable to noncontrolling interests	191,773	260,606	475,907	479,610

Net income (loss) attributable to China Infrastructure Construction Corporation	$3,228,169	$4,498,338	$(19,331,416)	$8,272,225

Earnings (loss) per share - basic	$0.28	$2.90	$(2.97)	$6.00

Basic weighted average shares outstanding	11,546,195	1,529,550	6,514,531	1,373,319

Earnings (loss) per share - diluted	$0.28	$2.90	$(2.96)	$6.00

Diluted weighted average shares outstanding	11,587,053	1,529,550	6,527,849	1,373,319

Comprehensive income

Net income (loss)	3,419,942	4,758,944	(18,855,509)	8,751,835

Foreign currency translation adjustment	17,787	(7,115)	(173,482)	144,748

Comprehensive income (loss)	$3,437,729	$4,751,829	$(19,028,991)	$8,896,583

Comprehensive income attributable to non-controlling interests	$192,662	$260,250	$467,233	$486,847

Comprehensive income (loss) attributable to China Infrastructure Construction Corporation	$3,245,067	$4,491,579	$(19,496,224)	$8,409,736

The accompanying notes are an integral part of this statement.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED FEBRUARY 28, 2010 AND 2009
(UNAUDITED)

	February 28,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$(18,855,509)	$8,751,835
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Gain from property, plant and equipment disposal	(496,782)	-
Bad debt expenses	420,217	-
Depreciation	813,751	523,196
Shares issued for compensation	27,422,242	-
Stock option expenses	58,030	-
Changes in operating liabilities and assets:
Trade accounts receivable	(14,867,003)	(14,320,425)
Prepayments	-	195,750
Inventories	(1,088,087)	378,188
Other receivables	(1,961,370)	(1,930,828)
Trade accounts payable	487,288	4,275,748
Other payables	76,478	1,816,538
Accrued expenses	9,887	320,482
Net cash provided by (used in) operating activities	(7,980,858)	10,484

Cash flows from investing activities:
Property, plant, and equipment additions	(1,209,849)	(47,580)
Proceeds from related party receivable	-	-
Net cash used in investing activities	(1,209,849)	(47,580)

Cash flows from financing activities:
Shares issued for cash	8,605,626	-
Restricted cash	(158,089)	-
Bank loan payable	1,466,300	-
Proceeds from related party payable	211,755	-
Payments to related party payable	-	(199,489)
Cash acquired in recapitalization	-	28,623
Net cash provided by (used in) financing activities	10,125,592	(170,866)

Effect of rate changes on cash	10,691	9,820

Increase (decrease) in cash and cash equivalents	945,576	(198,142)
Cash and cash equivalents, beginning of period	921,841	836,978
Cash and cash equivalents, end of period	$1,867,417	$638,836

Supplemental disclosures of cash flow information:
Interest paid in cash	$94,159	$-
Income taxes paid in cash	$-	$-
Non-cash investing activities:
Acquisition of property, plant and equipment through other payable	$2,261,763	$-
Disposal of property, plant and equipment through other receivable	$3,808,660	$-
Related party receivable offset by payable to related party payable	$674,289	$-

See accompanying notes to unaudited consolidated financial statements

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

1.   Nature of Operations

China Infrastructure Construction Corporation (the “Company”, “China Infrastructure”, “CHNC”, “We”, “Our”) was organized on February 28, 2003 as Fidelity Aircraft Partners LLC, a Colorado limited liability company (“Fidelity LLC”). On December 16, 2004, Fidelity LLC converted itself into Fidelity Aviation Corporation by filing a Statement of Conversion and Articles of Incorporation with the Colorado Secretary of State. Effective August 24, 2009, the Company changed its name from Fidelity Aviation Corporation to China Infrastructure Construction Corporation.

On October 8, 2008, China Infrastructure entered into and consummated the transactions contemplated under a Share Exchange Agreement with Northern Construction Holdings, Ltd., a Hong Kong limited company (“NCH”) and its shareholder pursuant to which China Infrastructure issued 12,000,000 pre-split shares, or 1,200,000 post-split shares, of China Infrastructure common stock (the “Share Exchange”) in exchange for all issued and outstanding common stock of NCH.

The Share Exchange resulted in (i) a change in control of China Infrastructure with the shareholder of NCH owning approximately 78% of issued and outstanding shares of common stock of China Infrastructure, (ii) NCH becoming a wholly-owned subsidiary of China Infrastructure, and (iii) appointment of certain nominees of the shareholder of NCH as directors and officers of China Infrastructure and resignation of John Schoenauer as director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of China Infrastructure.

As a result of the Share Exchange Agreement, Beijing Fortune Capital Management Co., Ltd. (“BFCM”), a 95% owned subsidiary of NCH, became our indirect majority-owned subsidiary.  Also as a result of the Share Exchange Agreement, Beijing Chengzhi Qianmao Concrete Co., Ltd., (“Beijing Concrete”), the operating company, and a 99.5% owned subsidiary of BFCM then, also became our majority-owned subsidiary.

For accounting purposes, the share exchange transaction was treated as a capital transaction where the acquiring corporation issued stock for the net monetary assets of the shell corporation, accompanied by a recapitalization. The accounting is similar in form to a reverse acquisition, except that goodwill or other intangibles are not recorded.  All references to NCH common stock have been restated to reflect the equivalent numbers of China Infrastructure common shares.

On January 15, 2010, Beijing Concrete increased its registered capital from RMB 15 million (approximately $2.2 million) to RMB 30 million (approximately $4.4 million) and BFCM increased its investment in Beijing Concrete accordingly. Its share capital increased from RMB 10 million (approximately $1.47 million) to RMB 15 million (approximately $2.2 million). As a result, BFCM owns 99.67% of Beijing Concrete from January 15, 2010.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

On February 1, 2010, Beijing Concrete formed a subsidiary, Shaanxi Hongruida Concrete Ltd. (“Hongruida”) and contributed RMB 10 million (approximately $1.47 million) to its capital. Beijing Concrete is the sole shareholder of Hongruida. Hongruida was organized to implement the 10-year strategic cooperative agreement with one of the Company’s major clients, China Railway Construction Group Co., Ltd (“CRCG”). Under the Agreement, the Company and CRCG will jointly manage the concrete mixing stations to be operated by Hongruida. CRCG will provide the cement for manufacturing the concrete mix in such concrete mixing stations, and will be able to purchase the concrete mix at discounted prices. Also, in accordance with the Agreement, each party will lease certain equipment to Hongruida.  The Company and CRCG will share 75% and 25% of Hongruida’s annual profits.

When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of NCH on a consolidated basis unless the context suggests otherwise.

2.   Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 8-03 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal recurring nature. Operating results for the nine month period ended February 28, 2010, are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2010.  For further information refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report for the year ended May 31, 2009.

3.   Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the outstanding shares of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Principles of Consolidation

The consolidated financial statements include the financial statements of China Infrastructure, and its wholly-owned and majority-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. Non-controlling interests consist of other stockholders’ ownership interests in majority-owned subsidiaries of the Company.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Restricted Cash

In accordance with the Escrow Agreement and the Subscription Agreement (note 11) signed by China Infrastructure Construction Corporation, Trillion Growth China General Partner and Anslow & Jaclin, LLP (the “Escrow Agent”) in October 2009, the Company was required to keep with the Escrow Agent $120,000 immediately on the Closing Date of the Subscription Agreement. This fund can only be disbursed when certain criteria are met. The escrow account also keeps $38,089 of attorney fees as a covenant for future services. As of February 28, 2010 and May 31, 2009, the amount not disbursed was $158,089 and $0, respectively, and these are included in restricted cash in the consolidated balance sheets. Deposits held in the escrow account are not insured by any government entity or agency.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s regular assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. These factors continuously change, and can have an impact on collections and the Company’s estimation process. These impacts may be material. Management reviews and maintains an allowance for doubtful accounts that reflects the management’s best estimate of potentially uncollectible trade receivables. Certain accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. Allowance for doubtful debts amounted to $732,568 and $311,928 as of February 28, 2010 and May 31, 2009, respectively.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventories consist of the following:

	February 28, 2010	May 31, 2009
Raw materials	$1,975,142	$885,834

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to manufacturing is reported in cost of revenues. Depreciation not related to manufacturing is reported in selling, general and administrative expenses. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Office trailers	10 years
Machinery and equipment	3-8 years
Furniture and office equipment	5-8 years
Motor vehicles	3-5 years

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

Impairment of Long-Lived and Intangible Assets

Long-lived assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in FASB Codification (ASC) 360.  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of February 28, 2010, the Company expects these assets to be fully recoverable. No impairment of assets was recorded in the periods reported.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Revenue Recognition

The Company receives revenue from sales of concrete products and from provision of concrete pumping service and consulting service. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). Sales revenue is recognized at the date of shipment to customers or services have been rendered when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Our sales are non-returnable. Therefore, we do not estimate deductions or allowance for sales returns. Sales are presented net of any discounts, reward, or incentive given to customers.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the acceptance notice. There is no warranty issue after the delivery.

Reward or incentive given to our customers is an adjustment of the selling prices of our products; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at the rate of 6% on the invoiced value of sales. However, the Company enjoys a free VAT policy according to the national policy, which encourages the development of the cement industry if the manufacturer satisfies the environmental protection requirements. The Company has enjoyed the free VAT policy from January 1, 2006 and has been reviewed every year by the local tax bureau.

Cost of Goods Sold

Cost of goods sold consists primarily of the costs of the raw materials, freight charges, direct labor, depreciation of plant and machinery, warehousing cost and overhead associated with the manufacturing process and commission expenses.

Selling, General and Administration Expenses

Selling, general and administrative expenses include costs incurred in connection with performing selling, general and administrative activities such as executives and administrative and sale employee salaries, related employee benefits, office supplies, and professional services (legal and audit).

Shipping and Handling Costs

ASC 605-45-20 “Shipping and Handling costs” establishes standards for the classification of shipping and handling costs. All amounts billed to a customer related to shipping and handling are classified as revenue.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expenses charged to operations were $0 for the three and nine months ended February 28, 2010 and 2009, respectively. Advertising costs, if any, are included in selling, general and administrative expense on the income statement.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS 109, “Accounting for Income Taxes.”) Under the asset and liability method as required by ASC 740 (formerly SFAS 109), deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. As of February 28, 2010 and May 31, 2009, the Company did not have any deferred tax assets or liabilities, and as such, no valuation allowances were recorded at February 28, 2010 and May 31, 2009.

ASC 740 (formerly FIN 48) clarifies the accounting and disclosure for uncertain tax positions and prescribes a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

The Company’s operations are subject to income and transaction taxes in the United States, Hong Kong, and the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, and as a result the ultimate amount of tax liability may be uncertain. However, the Company does not anticipate any events that would lead to changes to these uncertainties.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

Financial Instruments

ASC 825 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of those instruments. ASC 820 (formerly SFAS 157, “Fair Value Measurements”), adopted July 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables, including short-term loans, qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels are defined as follows:

☐	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

☐
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

☐	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820 (formerly SFAS 157).

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

Stock-Based Compensation

The Company records stock-based compensation expense pursuant to ASC 718 (formerly SFAS 123R, “Share Based Payment.”) The Company uses the Black-Scholes option pricing model which requires the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with ASC 718 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. ASC 718 (formerly SFAS 123R) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Basic and Diluted Earnings Per Share

The Company reports earnings per share in accordance with the provisions of ASC 260 (formerly SFAS No. 128, "Earnings Per Share.") ASC 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

The following is a reconciliation of the basic and diluted earnings per share:

	THREE MONTHS ENDED FEBRUARY 28,		NINE MONTHS ENDED FEBRUARY 28,
	2010	2009	2010	2009

Net income (loss) for earnings per share	$3,228,169	$4,498,338	$(19,331,416)	$8,272,225

Weighted average shares used in basic computation	11,546,195	1,529550	6,514,531	1,373,319

Diluted effect of warrants and options	40,858	-	13,318	-

Weighted average shares used in diluted computation	11,587,053	1,529,550	6,527,849	1,373,319

Earnings (loss) per share, basic	$0.28	$2.90	$(2.97)	$6.00

Earnings (loss) per share, diluted	$0.28	$2.90	$(2.96)	$6.00

Statement of Cash Flows

In accordance with FASB ASC 230 cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), (ASC 250) “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

Since management does not disaggregate Company data, the Company has determined that only one segment exists.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”), which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. We are currently evaluating the impact that adoption will have on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. We do not expect it to have a significant impact on our consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. Management is in the process of evaluating the impact of adopting this ASC update on the Company’s financial statements.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)
Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

4.  Property, Plant and Equipment

Plant and equipment consist of the following:

	February 28, 2010	May 31, 2009
Office trailers	$903,789	$902,319
Machinery and equipment	6,293,900	2,922,504
Motor vehicles	550,587	466,117
Furniture and office equipment	484, 819	462,300
Construction in progress	58,553	3,305,813
Total property, plant and equipment	8,291,648	8,059,053
Accumulated depreciation	(3,227,937)	(2,409,218)
Net property, plant and equipment	$5,063,711	$5,649,835

Depreciation expense included in selling, general and administrative expenses for the three months ended February 28, 2010 and 2009 was $54,303 and $49,826, respectively. Depreciation expense included in selling, general and administrative expenses for the nine months ended February 28, 2010 and 2009 was $160,656 and $155,227, respectively. Depreciation expense included in cost of goods sold for the three months ended February 28, 2010 and 2009 was $211,016 and $45,061, respectively. Depreciation expense included in cost of goods sold for the nine months ended February 28, 2010 and 2009 was $653,095 and $367,969, respectively.

Construction in progress represents direct costs incurred for the Company’s new plant construction in Hongruida. All construction costs associated with this project are accumulated and capitalized as construction in progress. The construction in progress is closed out to the appropriate asset classification when the project is substantially complete, occupied, or placed into service. No depreciation is provided until it is completed and ready for its intended use.

On February 28, 2010, we sold construction in progress in Tangshan to an unrelated third party at a price of approximately $3.8 million. The amount will be due in 4 annual equal installments starting September 1, 2010. As of February 28, 2010, the book value of the construction in progress sold was approximately $3.3 million. A gain from property, plant and equipment disposal of $496,782 was recorded in other income.

Interest costs totaling $0 were capitalized into construction in progress for the three and nine months ended February 28, 2010 and 2009, respectively.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

5.   Other Receivables

As of February 28, 2010, other receivables amounted to $5,872,791. It includes $3.8 million related to construction in progress disposal to an unrelated party. The receivable is unsecured, interest free, and with fixed repayment dates (note 4). It also includes approximately $1.55 million due from unrelated parties, that are unsecured, interest free, and without fixed repayment dates. As of April 8, 2010, appromixately $1 million of this $1.55 million has been collected. It also includes insurance claims and deposits, that are from unrelated parties, interest free, unsecured, and with no fixed repayment date, and advances to employees for business purposes.

As of May 31, 2009, other receivables amounted to $270,819, which mainly consists of insurance claims and the temporary lending to the staff with no fixed repayment date, unsecured, and with no interest bearing on it.

The allowances on the other accounts receivable are recorded when circumstances indicate collection is doubtful for particular accounts receivable.  The Company provides for allowances on a specific account basis. There is no provision made for the other receivables at February 28, 2010 and May 31, 2009.

6.   Other Payables

Other payables in current liabilities consist of the following as of February 28, 2010 and May 31, 2009:

	February 28, 2010	May 31, 2009
Commission payable	$1,456,407	$1,541,579
Staff and other companies deposit	455,156	188,711
Total other payables - current	$1,911,563	$1,730,290

Other Payables – Long-Term

Long-term other payables amounted to $802,447 and $0 as of February 28, 2010 and May 31, 2009. The long-term other payables are payments due to unrelated vendors for machinery and equipment purchases.

7.  Accrued Expenses

Accrued expenses amounted to $287,667 and $277,329 as of February 28, 2010 and May 31, 2009. The accrued expenses mainly include accrued land lease expenses, accrued electricity and utility expenses, and accrued interest.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

8.   Related Party Transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Total outstanding amount of related party payable was $106,280 and $564,419 as of February 28, 2010 and May 31, 2009, respectively. These payables bear no interest, are unsecured, and have no fixed payment terms. The related party payable consists of the following:

	February 28, 2010	May 31, 2009
Rong Yang (Chairman)	$106,280	$372,489
Liao Shunjun (Chairman’s brother-in-law)	-	98,723
RongHua Chang Shen Transportation (20% owned by a common shareholder)	-	93,207
	$106,280	$564,419

Total outstanding amount of related party receivables was $0 and $674,289 as of February 28, 2010 and May 31, 2009, respectively. These receivables require no interest, are unsecured, and have no fixed re-payment terms. All the related party receivables are loans to related parties for business developments. As a public company, the Company has set up stricter rules to forbid loans to related parties. The receivables from related party consist of the following:

	February 28, 2010	May 31, 2009
Lao Zhan (common shareholder)	$-	$465,332
Yang Ming (Chairman Yang Rong’s brother)	-	187,490
Heng Jian (20% owned by a common shareholder )	-	20,736
Liao Guiping (Chairman’s wife)	-	731
	$-	$674,289

In the nine months ended February 28, 2010, related party receivable of $674,289 was offset against payable to a related party, CEO and chairman of the Company, according to an agreement in which the CEO agreed to such obligation.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

9. Debt

Bank Loan Payable

On October 16, 2009, the Company borrowed $1,466,000 from Beijng Bank. The loan is unsecured, and with an annual interest rate of 5.31%. $1,318,500 of the total amount is guaranteed by an unrelated party. The due dates are as follows: $146,600 due on April 16, 2010, $146,600 due on July 16, 2010, $293,200 due on August 16, 2010, $439,800 due on September 16, 2010, and $439,800 due on October 16, 2010. Interest expenses are due on the 16th of every third month. As of February 28, 2010, the loan payable to bank amounted to $1,466,000. There is no interest expense capitalized into construction in progress for the three and nine months ended February 28, 2010 and 2009.

There was no bank loan payable as of May 31, 2009.

Interest

Total interest expense and financial charges for the three and nine months ended February 28, 2010 on all debt amounted to $92,889 and $96,544, respectively. Total interest income for the three and nine months ended February 28, 2009 amounted to $190 and $1,133, respectively.

Capital Lease

In July, 2009, the Company entered into a capital leaseback arrangement with an unrelated third party for approximately $1,776,792 with an annual interest rate of 6.76%. The lease has been accounted for as a capital lease with the same third party to lease the equipment for three years, with total payments of approximately $1,968,028. The title of the equipment will be transferred back to the Company upon the last payment. A one time processing fee of $22,137 was paid by the Company related to this lease. The minimum payments for the remaining lease term of 28 months from March 2010 to June 2012 are as follows:

Total lease payment	$1,585,356
Less imputed interest	126,503
Total capital lease obligation as of February 28, 2010	1,458,853
Less current maturity	624,678
Capital lease obligation – long-term portion as of February 28, 2010	$834,175

The future lease commitments for the next three year after February 28, 2010 are as follows:

1 year after	$710,677
2 years after	656,009
3 years after	218,670
Total	$1,585,356

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

10. Non-controlling Interest

Non-controlling interest consists of other stockholders’ ownership interest in majority-owned subsidiaries of the Company, which is about 5.48% of the total ownership before the change of the non-controlling interest and 5.32% of the total ownership after the change of the non-controlling interest (Note 1). As of February 28, 2010 and May 31, 2009, the balance of non-controlling interest was $1,677,928 and $1,210,695, respectively.

11. Shareholder’s Equity

Reverse Stock Split

On September 28, 2009, the Company effectuated a 1-for-10 reverse stock split of the Company’s common stock, with no par value (the “Common Stock”) (the “Reverse Split”). Upon the Reverse Stock Split, ten (10) shares of the outstanding Common Stock were automatically converted into one (1) share of Common Stock. The Reverse Stock Split, however, did not alter the number of shares the Company is authorized to issue, but only reduced the number of shares of its Common Stock issued and outstanding. Any fractional share issued as a result of the reverse split was rounded up. Immediately before the Reverse Split there were 15,295,500 shares of Common Stock issued and outstanding. Immediately after giving effect to the Reverse Split, there were 1,529,550 shares of Common Stock issued and outstanding. All statements are retroactively stated to show the effects of the Reverse Split as if it had occurred at the beginning of the first period presented.

Stock Issuance For Compensation

On October 14, 2009, to provide incentives to the Company’s management and to adjust the Company’s capital structure, the Company issued 7,031,344 shares of its common stock to Rui Shen, as a trustee holding the shares for the Company’s Chief Executive Officer and Chairman Mr.Yang. The Company has used the closest share issuance price as the fair market value to calculate the compensation expense. A total of $27,422,242 in compensation expense was included in selling, general and administrative expenses.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

Stock Issuance For Cash

On October 16, 2009, the Company entered into and consummated the sale of securities pursuant to a Subscription Agreement with a number of institutional investors (the “Investors”), providing for the sale to the Investors of an aggregate of approximately 2,564,108 shares of Common Stock for an aggregate purchase price of approximately $10,000,000 (or $3.90 per Share).  Net proceeds of $8,605,626 had been received and recorded as share capital. In connection with the Private Placement, the Company issued to the placement agent warrants to purchase 153,846 shares of Common Stock exercisable for a period of five years at an exercise price of $3.90 per share and paid a transaction fee equal to 8% of the gross proceeds of the Private Placement. Additionally, the Company issued to an advisor in the PRC 288,963 shares of Common Stock and paid a transaction fee equal to 2.5% of the gross proceeds of the Private Placement for the service provided purely relating to the equity financing.  Thus, the Company paid $1,394,396 in total and issued 403,431 shares to various parties as fund raising costs. These costs were classified as equity and accounted for as common stock issuance cost.

The Company also entered into several covenants in the Subscription Agreement, the breach of which can result in penalties, which are capped at 15% of the aggregate purchase price of the Private Placement.  These covenants include:

•	Structuring the Company’s board of directors to be in compliance with the Nasdaq Corporate Governance standards;
•	Listing on a National Securities Exchange within 24 months of the Closing Date;
•	Hiring of a new full-time Chief Financial Officer, subject to the approval of certain Investors;
•	Hiring of an internal control consultant for Sarbanes-Oxley 404 compliance; and
•
Delivery of additional shares of common stock to the Investors on a pro rata basis for no additional consideration in the event that the Company’s after tax net income for each of the fiscal years ending May 31, 2010 and 2011 is less than $14,000,000 and $18,000,000, respectively, subject to certain adjustments, which number of shares should be equal to the percentage of variation between the actual net income and the target net income.

In connection with the Subscription Agreement, the Company also entered into an Investor Relations Escrow Agreement with an escrow agent and an investor representative, wherein the Company agreed to deposit $120,000 of the proceeds of the Private Placement into an escrow account (the “IR Escrow Funds”) and to utilize such IR Escrow Funds for a three-year investor relations program (the “IR Escrow Agreement”). In accordance with the Subscription Agreement, the Company shall retain an investor relations firm within 30 days after the Closing Date, subject to the approval of the investor representative. The Company is obligated to replenish the IR Escrow Funds on the second and third anniversaries of the Closing Date to bring the balance of such funds to $120,000 as of then.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)
Options

On December 17, 2009, we granted to our newly appointed CFO options to purchase 300,000 shares of common stock, with an exercise price of $3.90 per share, which was the closest stock issuance price of the date of grant. The options will vest over 2 years and expire 3 years after the vesting date or after a termination date whichever is earlier.

On February 12, 2010, we granted to our CEO options to purchase 400,000 shares of common stock, with an exercise price of $3.90 per share. The options will vest over 2 years and no option can be exercised after 5 years from the vesting date.

On February 12, 2010, we granted three independent directors each, options to purchase 10,000 shares of common stock, with an exercise price of $3.90 per share. The options will vest over 1 year and no option can be exercised after 3 years from the vesting date.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	0.86%
Expected life of the options	2 years
Expected volatility	45%
Expected dividend yield	0

Following is a summary of the stock option activity:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, May 31, 2009	-	$-	$-
Granted	730,000	$3.90	$0.00
Forfeited	-	-	-
Exercised	-	-	-
Outstanding February 28, 2010	730,000	$3.90	$0.00

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

Following is a summary of the status of options outstanding at February 28, 2010:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.90	730,000	1.89	$3.90	-	$3.90

Warrants

On October 16, 2009, in connection with the Share Purchase Agreement, the Company issued 153,846 warrants to Hunter Wise Financial Group, LLC, the Placement Agent. The warrants carry an exercise price of $3.90 and a 5-year term. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

Placement Agent Warrants meet the conditions for equity classification pursuant to FASB ASC 815 “Derivatives and Hedging” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.” Therefore, these warrants were classified as equity and accounted for as common stock issuance cost.

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
Outstanding, May 31, 2009	-	-	$-	-
Granted	153,846	153,846	3.90	4.63
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding, February 28, 2010 (Unaudited)	153,846	153,846	$3.90	4.63

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)
12. Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes contributions to an employee welfare plan.  The total expense for the above plan was $30,407 and $204,447 for the three months ended February 28, 2010 and 2009, respectively. The total expense for the above plan was $78,572 and $205,401 for the nine months ended February 28, 2010 and 2009, respectively.

13. Income Tax

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine months ended February 28, 2010 and 2009:

	2010	2009
U.S. Statutory rates	34.0%	34.0%

Foreign income not recognized in USA	(34.0)	(34.0)

China income taxes	0	0

China income tax exemption	0	0

Total provision for income taxes	0%	0%

People’s Republic of China (PRC)

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Currently, the Company is charged at 0% income tax rate because of a special tax exemption approved by the PRC tax department. The income tax expenses for the three and nine months ended February 28, 2010 and 2009 are $0. The exemption of income tax to the Company will last until December 31, 2010 and from year 2011, the Company will be subject to an income tax at a standard rate of 25%. There were no significant book and tax basis differences.

The estimated tax savings due to the tax exemption for the three and nine months ended February 28, 2009 amounted to approximately $1,363,114 and $2,303,114, respectively. The net effect on earnings per share if the income tax had been applied would decrease the basic and diluted earnings per share for the three and nine months ended February 28, 2009 by $0.09 and $0.17, respectively. The estimated tax savings due to the tax exemption for the three and nine months ended February 28, 2010 amounted to approximately $893,876 and $2,193,876, respectively. The net effect on earnings per share if the income tax had been applied would decrease the basic and diluted earnings per share for the three and nine months ended February 28, 2010 by $0.08 and $0.34, respectively.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)
14. Other Income (Expenses)

Other income was $498,249 and $503,245 for the three and nine months ended February 28, 2010, respectively. It mainly consists of gain on property, plant and equipment disposal (note 4). Other expenses were $147 for the three and nine months ended February 28, 2009, respectively. It mainly consists of fines to the Company such as fines for traffic violations.

Other income was $336 for the three months ended February 28, 2009. It mainly consists of income from selling used paper and other items. Other expenses were $0 and $11,930 for the three and nine months ended February 28, 2009, respectively. It mainly consists of fines to the Company such as fines for traffic violations.

15. Concentration of Credit Risks and Uncertainties

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

For the three months ended February 28, 2010, there is one major customer that individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 11%). For the nine months ended February 28, 2010, there is one customer that individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 16%).

For the three months ended February 28, 2009, there are two major customers that each individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 25%, and Guangzhou Tianli Construction Projects Inc., 13%). For the nine months ended February 28, 2009, there are two customers that each individually comprised more than 10% of the Company’s total sales. (China Railway Construction Corp., 24%, and Guangzhou Tianli Construction Projects Inc., 13%).

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)

One customer, China Railway Construction Corp., comprised 23% of the Company’s accounts receivable balance at February 28, 2010. China Railway Construction Corp. comprised 33% of the Company’s accounts receivable balance at May 31, 2009.

The top five major vendors accounted for 26% of the Company’s total purchases for the three months ended February 28, 2010, with no one major vendor accounting for more than 10% of the total purchases. The top five major vendors accounted for 28% of the Company’s total purchases for the nine months ended February 28, 2010, with no one major vendor accounting for more than 10% of the total purchases.

The top five major vendors accounted for 44% of the Company’s total purchases for the three months ended February 28, 2009, with one major vendor, Tianjin Zhenxing Cement Company, accounting for 22% of the total purchases. The top five major vendors accounted for 45% of the Company’s total purchases for the nine months ended February 28, 2009, with one major vendor, Tianjin Zhenxing Cement Company, accounting for 21% of the total purchases.

No vendor accounted for more than 10% of the Company’s accounts payable at February 28, 2010.  Three major vendors, Beijing Hongmaoweiye Additive Company, Beijing Shengshishoujia Ore Company, and Tianjin Zhenxing Cement Company, accounted for 7%, 5% and 5% of the Company’s accounts payable at February 28, 2010. No vendor accounted for more than 10% of the Company’s accounts payable at May 31, 2009.  One major vendor, Zhuozhou Shuishang Leyuan Shashiliao, accounted for 8% of the Company’s accounts payable at May 31, 2009.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

16. Subsequent Events

We have reviewed subsequent events from the balance sheet date up through the date that the financial statements were issued.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2010
(UNAUDITED)
Share issuance for cash

On March 11, 2010, the Company consummated a private placement pursuant to a Subscription Agreement dated March 5, 2010 with a number of investors, providing for the sale to the Investors of an aggregate of approximately 1,282,091 shares of the Company’s common stock, no par value for an aggregate purchase price of approximately $5,000,000 (or $3.90 per Share). Net proceeds of $4,461,011 had been received and recorded as share capital. In connection with the Private Placement, the Company issued to the placement agent and finder warrants to purchase in the aggregate 69,231 shares of Common Stock exercisable for a period of five years at an exercise price of $3.90 per share and paid a transaction fee of approximately $360,000 of the gross proceeds of the Private Placement.

Amendment to 2009 Subscription Agreement

On March 5, 2010, the Company and investors (the “2009 Investors”) named in that certain Subscription Agreement dated October 16, 2009 (the “2009 Subscription Agreement”) entered into an Amendment (the “Amendment”) to the 2009 Subscription Agreement. The Amendment modified certain covenants to which the Company had previously agreed pursuant to the 2009 Subscription Agreement, including exemption of the above described Private Placement from certain restrictions on subsequent offerings contained in the 2009 Subscription Agreement.

Under the Amendment, the Company will have to file a registration statement covering the securities issued in connection with the 2009 Subscription Agreement (the “Registrable Shares”), if at anytime after December 31, 2010 not all of the Registrable Shares may be sold without registration pursuant to Rule 144 under the 1933 Act. Such registration statement shall be filed within 45 days after receipt of a written demand from the 2009 Investors representing not less than 50% of the then outstanding Registrable Shares. The 2009 Investors also have piggy-back registration rights exercisable after December 31, 2010 with respect to the Registrable Shares that may not be sold without registration pursuant to Rule 144.

In consideration of the Amendment, the Company issued the 2009 Investors warrants to purchase in the aggregate approximately 1,281,083 shares of Common Stock at an exercise price of $6.00 per share. The Company also agreed to (i) a minimum per share price of $5.20 in case it undertakes a follow-on public offering, and (ii) net income target for fiscal year 2011 be increased to $19.8 million from $18.0 million if such public offering does not take place.

Options

On March 22, 2010, we granted one independent director options to purchase 10,000 shares of common stock, with an exercise price of $3.90 per share. The options will vest over 1 year and no option can be exercised after 3 years from the vesting date.

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Russell E. Anderson, CPA
Scott L. Farnes

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite A, 5/F
Max Share Centre
373 King’s Road
North Point, Hong Kong
Telephone 852.21.555.333

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

China Infrastructure Construction Corporation
Beijing, China

We have audited the accompanying consolidated balance sheets of China Infrastructure Construction Corporation (the Company) as of May 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in stockholders’ equity for the years ended May 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Infrastructure Construction Corporation as of May 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended May 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 2, 2009, except for footnote 20, which is dated March 25, 2010

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CONSOLIDATED BALANCE SHEETS

	May 31, 2009	May 31, 2008

Assets
Current assets
Cash and cash equivalents	$921,841	$836,978
Net trade accounts receivable	26,438,106	10,035,581
Prepayments	-	245,495
Inventories	885,834	1,316,445
Total current assets	28,245,781	12,434,499

Property, plant and equipment, net	5,649,835	4,388,302

Other receivables	270,819	472,451
Related party receivables	674,289	236,042
Total other assets	945,108	708,493

Total assets	$34,840,724	$17,531,294

Liabilities and stockholders’ equity
Current liabilities
Trade accounts payable	$10,173,765	$5,503,200
Related party payable	564,419	677,930
Other payables	1,730,290	557,676
Accrued expenses	277,329	268,156
Total current liabilities	12,745,803	7,006,962

Minority interests	1,210,695	577,995

Stockholders' equity
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding
Common stock: no par value; 100,000,000 shares authorized; 1,529,550 and 1,200,000 shares issued and outstanding	1,396,644	1,368,021
Retained earnings	17,755,631	7,294,422
Accumulated other comprehensive income	1,731,951	1,283,894
Total stockholders' equity	20,884,226	9,946,337

Total Liabilities and stockholders’ equity	$34,840,724	$17,531,294

See accompanying notes to consolidated financial statements

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year ended May 31, 2009	Year ended May 31, 2008

Sales revenues	$66,778,296	$39,302,543

Cost of goods sold	53,776,934	33,050,443

Gross profit	13,001,362	6,252,100

Operating expenses:
Selling expense	391,789	234,209
General and administrative expenses	1,311,042	756,449
Total operating expenses	1,702,831	990,658

Net operating income	11,298,531	5,261,442

Other income (expense):
Interest (expense)	(2,097)	(40,312)
Other (expense)	(228,502)	(138,468)
Total other income (expense)	(230,599)	(178,780)

Net income before income taxes	11,067,932	5,082,662

Income taxes	-	-

Net income before minority interests	11,067,932	5,082,662

Minority interests	606,723	280,325

Net income	$10,461,209	$4,802,337

Foreign currency translation adjustment	474,034	892,678

Comprehensive income	$10,935,243	$5,695,015

Earning per share - basic and diluted	$7.40	$4.00

Basic and diluted weighted average shares outstanding	1,413,047	1,200,000

See accompanying notes to consolidated financial statements

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income	Totals

Balance: May 31, 2007	1,200,000	$1,368,021	$5,729,730	$391,216	$7,488,967

Foreign currency translation adjustment	-	-	-	892,678	892,678

Net income			4,802,337		4,802,337

Dividend Paid	-	-	(3,237,645)	-	(3,237,645)

Balance: May 31, 2008	1,200,000	$1,368,021	$7,294,422	$1,283,894	$9,946,337
Shares effectively issued to former shareholder as part of the recapitalization on 10/8/2008	329,550	28,623			28,623
Foreign currency translation adjustment	-	-	-	448,057	448,057

Net income	-	-	10,461,209	-	10,461,209

Balance: May 31, 2009	1,529,550	$1,396,644	$17,755,631	$1,731,951	$20,884,226

See accompanying notes to consolidated financial statements

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended May 31, 2009	Year ended May 31, 2008

Cash flows from operating activities:
Net income	$10,461,209	$4,802,337
Adjustments to reconcile net income to net cash provided by operations:
Minority Interest	606,723	280,325
Depreciation and amortization	695,464	610,200
Provision for allowance on accounts receivable	18,900	288,030
Changes in operating liabilities and assets:
Trade accounts receivable	(16,117,557)	(2,485,354)
Prepayments	247,541	(84,800)
Inventories	448,959	75,262
Other receivables	219,695	(358,017)
Trade accounts payable	4,539,958	1,942,866
Other payables	1,152,541	423,612
Accrued expenses	4,469	(40,759)
Customer deposits	-	(583,548)
VAT tax payable	-	-
Net cash provided by operating activities	2,277,902	4,870,154

Cash flows from investing activities:
Fixed assets additions	(46,544)	(839,019)
Deposits - construction in progress	(1,826,851)	(1,370,069)
Payments to related party receivable	(501,690)	-
Payments from related party receivable	-	1,398,731
Net cash used by investing activities	(2,375,085)	(810,357)

Cash flows from financing activities:
Payment for short-term notes payable	-	(685,035)
Proceeds from related party payable	123,861	615,859
Payment to related party payable	-	-
Dividend paid	-	(3,228,152)
Dividend paid to minority interest	-	(197,022)
Net cash provided (used) by financing activities	123,861	(3,494,350)

Effect of rate changes on cash	58,185	89,840

Increase in cash and cash equivalents	84,863	655,287
Cash and cash equivalents, beginning of period	836,978	181,691
Cash and cash equivalents, end of period	$921,841	$836,978

Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$50,589
Income taxes paid in cash	$-	$-

 See accompanying notes to consolidated financial statements

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Nature of operations

China Infrastructure Construction Corporation (“China Infrastructure”), formerly Fidelity Aviation Corporation, was organized on February 28, 2003 as Fidelity Aircraft Partners LLC, a Colorado limited liability company (“Fidelity LLC”). On December 16, 2004, Fidelity LLC converted itself into Fidelity Aviation Corporation by filing a Statement of Conversion and Articles of Incorporation with the Colorado Secretary of State. Fidelity was formed to purchase large commercial (transport category) jet airframes, salvage the usable aircraft parts and components from them and sell the parts and components. The Board of Directors evaluated the future market for aircraft parts business and resolved not to pursue this line of business anymore.

On October 8, 2008, China Infrastructure entered into and consummated the transactions contemplated under a Share Exchange Agreement with Northern Construction Holdings, Ltd., a Hong Kong limited company (“NCH”) and its shareholder pursuant to which China Infrastructure issued 1,200,000 (12,000,000 pre-reverse split) shares of  China Infrastructure common stock (the “Share Exchange”) in exchange for all issued and outstanding common stock of NCH.

The Share Exchange resulted in (i) a change in control of China Infrastructure with the shareholder of NCH owning approximately 78% of issued and outstanding shares of common stock of China Infrastructure, (ii) NCH becoming a wholly-owned subsidiary of China Infrastructure, and (iii) appointment of certain nominees of the shareholder of NCH as directors and officers of China Infrastructure and resignation of John Schoenauer as director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of China Infrastructure.

As a result of the Share Exchange Agreement, Beijing Fortune Capital Management Co., Ltd. (“BFCM”), a 95% owned subsidiary of NCH, became our indirect majority-owned subsidiary.  Also as a result of the Share Exchange Agreement, Beijing Chengzhi Qianmao Concrete Co., Ltd., (“Beijing Concrete”), the operating company, and a 99.5% owned subsidiary of BFCM, also became our majority-owned subsidiary.

For accounting purposes, the share exchange transaction was treated as a capital transaction where the acquiring corporation issued stock for the net monetary assets of the shell corporation, accompanied by a recapitalization. The accounting is similar in form to a reverse acquisition, except that goodwill or other intangibles are not recorded.  All references to NCH common stock have been restated to reflect the equivalent numbers of China Infrastructure common shares.

When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of NCH on a consolidated basis unless the context suggests otherwise.

2.   Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC.  All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the registered capital of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Principles of Consolidation

The consolidated financial statements include the financial statements of China Infrastructure, and its wholly-owned and majority-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. The Company’s foreign subsidiaries have fiscal year ends of May 31 and the results are consolidated up to that date. Minority interests consist of other stockholders’ ownership interests in majority-owned subsidiaries of the Company.

Reclassifications

Certain prior year amounts on the consolidated balance sheets have been reclassified to conform to current classifications.  Such reclassification has no effect on net income.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company receives revenue from sales of concrete products. We recognize revenue when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, we have delivered the product, the fee is fixed or determinable and collection is reasonably assured. Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the check or notes payable. There is no warranty issue after the delivery.

The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at the rate of 6% on the invoiced value of sales. However, the Company enjoys a free VAT policy according to the national policy, which encourages the development of the cement industry if the manufacturer satisfies the environmental protection requirements. The Company has enjoyed the free VAT policy from January 1, 2006 and has been reviewed every year by the local tax bureau.

Shipping Income and Expense

EITF 00-10 “Accounting for Shipping and Handling fees and Costs” establishes standards for the classification of shipping and handling costs. All amounts billed to a customer related to shipping and handling are classified as revenue. All costs incurred by the Company for shipping and handling are included in cost of sales.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Summary of Significant Accounting Policies (continued)

Property and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment is reported in cost of revenues. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Office trailers	10 years
Machinery and equipment	3-8 years
Furniture and office equipment	5-8 years
Motor vehicles	3-5 years

	May 31, 2009	May 31, 2008
Office trailers	$902,319	$888,329
Machinery and equipment	2,922,504	2,831,518
Motor vehicles	466,117	456,283
Furniture and office equipment	462,300	452,431
Deposits – construction in progress	3,305,813	1,439,429
Total property, plant and equipment	8,059,053	6,067,990
Accumulated depreciation	(2,409,218)	(1,679,688)
Net property, plant and equipment	$5,649,835	$4,388,302

Depreciation expense included in general and administrative expenses for the fiscal year ended May 31, 2009 and 2008 was $208,509 and $121,105, respectively. Depreciation expense included in cost of sales for the fiscal year ended May 31, 2009 and 2008 was $486,955 and $489,095, respectively.

Construction in progress represents direct costs of construction and design fees incurred for the Company’s new project in Tangshan. All construction costs associated with this project are accumulated and capitalized as construction in progress. The construction in progress is closed out to the appropriate asset classification when the project is substantially complete, occupied, or placed into service. No depreciation is provided until it is completed and ready for its intended use. At May 31, 2009, the costs involved with construction in progress were $3,305,813.

Impairment of Long-Lived and Intangible Assets

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  No impairment of assets was recorded in the periods reported.

Advertising Costs

The Company expenses non-direct advertising costs as incurred. The Company did not incur any direct response advertising costs during the years ended May 31, 2009 and 2008 to be capitalized and deferred to future periods.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Summary of Significant Accounting Policies (continued)

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Income Taxes

The Company has implemented SFAS No.109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded no deferred tax assets or liabilities as of May 31, 2009 and 2008.  There are no material timing differences and therefore no deferred tax asset or liability as of May 31, 2009 and 2008. There are no net operating loss carry forwards as of May 31, 2009 and 2008.

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an income tax at an effective rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Currently, the Company is charged at 0% income tax expense for the fiscal years ended May 31, 2009 and 2008.  The exemption of income tax to the Company will last until December 31, 2010 and from year 2011, the Company will be subject to an income tax at an effective rate of 25%. The current income tax expense and deferred tax expense for the fiscal years ended May 31, 2009 and 2008 are as follows:

	May 31, 2009	May 31, 2008
Current tax expense	$-	$-
Deferred tax expense	$-	$-

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Summary of Significant Accounting Policies (continued)

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share". Basic net earnings per share is based upon the weighted average number of common shares outstanding. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method.

4.   Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts which reflects our best estimate of potentially uncollectible trade receivables. We regularly review our trade receivables allowances by considering such factors as historical experience, credit-worthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to pay.

	May 31, 2009	May 31, 2008
Trade accounts receivable	$26,750,034	$10,323,611
Allowance for doubtful accounts	(311,928)	(288,030)
Net trade accounts receivable	$26,438,106	$10,035,581

5.   Prepayments

Prepayments consist of the prepaid expenses and the monies deposited with the suppliers for purchasing vehicles and raw material. The total outstanding amount was Nil and $245,495 as of May 31, 2009 and May 31, 2008, respectively. There is no provision made for the prepayment at May 31, 2009 and May 31, 2008.

6.   Other Receivables

Other receivables consist of insurance claims and the temporary lending to the staff with no fixed repayment date and with no interest bearing on it. The allowances on the other accounts receivable are recorded when circumstances indicate collection is doubtful for particular accounts receivable.  The Company provides for allowances on a specific account basis. The total outstanding amount was $270,819 and $472,451 as of May 31, 2009 and May 31, 2008, respectively. There is no provision made for the other receivables at May 31, 2009 and May 31, 2008.

7.   Inventory

Inventory is stated at weighted average cost and consisted of the following:
	May 31, 2009	May 31, 2008
Raw materials	$885,834	$1,316,445

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   Other Payables

Other payables consist of the following as of May 31, 2009 and 2008:

	May 31, 2009	May 31, 2008
Commission payable	$1,541,579	$407,205
Staff and other companies deposit	188,711	150,471
Total other payables	$1,730,290	$557,676

Commission expense has been included in cost of goods sold.

9.   Related Party Transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Total outstanding amount of related party payable was $564,419 and $677,930 as of May 31, 2009 and 2008, respectively. These payables bear no interest and have no fixed payment terms. Currently, the related party payable consists of the following:

	May 31, 2009	May 31, 2008
Rong Yang (Chairman)	$372,489	$133,120
Lao Zhan (common shareholder)	-	524,416
Heng Jian (20% owned by a common shareholder)	-	20,394
Liao Shunjun (Chairman’s brother-in-law)	98,723	-
RongHua Chang Shen Transportation (20% owned by a common shareholder)	93,207	-
	$564,419	$677,930

Total outstanding amount of related party receivables was $674,289 and $236,042 as of May 31, 2009 and 2008, respectively. These receivables require no interest and have no fixed re-payment terms. Currently, the receivables from related party consist of the following:

	May 31, 2009	May 31, 2008
Lao Zhan (common shareholder)	$465,332	$
Yang Ming (Chairman Yang Rong’s brother)	187,490		144,375
Heng Jian (20% owned by a common shareholder )	20,736		-
RongHua Chang Shen Transportation (20% owned by a common shareholder)	-		91,667
Beijing Yihua Daxin Investment (holding company)	731		-
	$674,289		$236,042

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Operating Lease Commitment

As of May 31, 2009, the Company was committed to minimum rentals for the leased land under long-term non-cancellable operating leases as follows:

Fiscal Year Ended May 31,
2010	$51,819
2011	51,819
2012	51,819
2013	51,819
2014	51,819
Thereafter	67,822
Total:	$326,917

11. Minority Interests

Minority interests consist of other stockholders’ ownership interests in majority-owned subsidiaries of the Company, which is about 5.48% of the total ownership. As of May 31, 2009 and 2008, the balance of minority interests was $1,210,695 and $577,995 respectively.

12. Earnings Per Share

Earnings (loss) per share for the years ended May 31, 2009 and 2008 is determined by dividing net income (loss) for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. At May 31, 2009 and 2008, there were no dilutive securities.

	Years ended May 31,
	2009	2008
Numerator for basic and diluted EPS
- Net income from continuing operations	$10,461,209	$4,802,337

Denominator for basic and diluted EPS
- Weighted average shares of common stock outstanding	1,413,047	1,200,000

EPS from continuing operations – basic and diluted	$7.40	$4.00

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to an employee welfare plan.  The total expense for the above plan was $221,927 and $23,499 for the years ended May 31, 2009 and 2008, respectively.

14. Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Since management does not disaggregate Company data, the Company has determined that only one segment exists.

15. Concentration of Credit Risks and Uncertainties

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

The company had sales to two major customers, which represented 25% and 12% of the Company’s total sales for the fiscal year ended May 31, 2009. And the Company had sales to one major customer, which represented 17% of the Company’s total sales for the fiscal year ended May 31, 2008.

One customer accounted for 33% of the Company’s accounts receivable balance at May 31, 2009. One customer accounted for 10% of the Company’s accounts receivable balance at May 31, 2008.

The top five major vendors account for 50% of the Company’s total cost of revenue for the fiscal year ended May 31, 2009 with one major vendor representing 23% of the total cost of revenue. The top five major vendors account for 45% of the Company’s total cost of revenue for the fiscal year ended May 31, 2008, with one major vendor representing 19% of the total cost of revenue.

No vendor accounted for more than 10% of the Company’s accounts payable at May 31, 2009.  One major vendor accounted for 8% of the Company’s accounts payable at May 31, 2009. One major vendor accounted for 24% of the Company’s accounts payable at May 31, 2008.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, related party receivables, accounts payable, accrued expenses and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

17. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

18. Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will become effective as of the beginning of the Company's fiscal year beginning after December 15, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 160 will have on its consolidated financial condition or results of operations.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts”. This statement clarifies accounting standards applicable to financial guarantee insurance contracts and specifies certain disclosures. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, except certain disclosures are effective for periods beginning after June 30, 2008. This statement will be effective for financial statements issued  for fiscal years beginning after December 15, 2008.  The Company does not expect the adoption of SFAS 163 will have a material impact on its financial condition or results of operation.

On June 12, 2009 the FASB issued two statements that amended the guidance for off-balance-sheet accounting of financial instruments: SFAS No. 166, Accounting for Transfers of Financial Assets, and SFAS No. 167, Amendments to FASB Interpretation No.46(R).

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Recent Accounting Pronouncements (continued)

SFAS No. 166 revises SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk to the assets. The statement eliminates the concept of a qualifying special-purpose entity, changes the requirements for the derecognition of financial assets, and calls upon sellers of the assets to make additional disclosures about them.

SFAS No. 167 amends FASB Interpretation (FIN) No. 46(R), Consolidation of Variable Interest Entities, by altering how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions.

The standards will be effective at the start of the first fiscal year beginning after November 15, 2009. The guidance will have to be applied for the second-quarter filing.

The FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, on June 29, 2009 and, in doing so, authorized the Codification as the sole source for authoritative U.S. GAAP.   SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009.  Once it's effective, it will supersede all accounting standards in U.S. GAAP, aside from those issued by the SEC.  SFAS No. 168 replaces SFAS No. 162 to establish a new hierarchy of GAAP sources for non-governmental entities under the FASB Accounting Standards Codification.

19. Subsequent Events

There are no subsequent events.  The Company has evaluated subsequent events from the balance sheet date through September 2, 2009.

20. Reverse Stock Split

On September 28, 2009, the Company effectuated a 1-for-10 reverse stock split of the Company’s common stock, with no par value (the “Common Stock”) (the “Reverse Stock Split”). Upon the Reverse Stock Split, ten (10) shares of the outstanding Common Stock were automatically converted into one (1) share of Common Stock. The Reverse Stock Split, however, did not alter the number of shares the Company is authorized to issue, but only reduced the number of shares of its Common Stock issued and outstanding. Any fractional share issued as a result of the reverse split was rounded up. In accordance with SAB Topic 3C, “Change in Capital Structure”, the Reverse Stock Split has been given retroactive effect in these financial statements as indicated in the table below.

	May 31, 2009		May 31, 2008
	Pre-split	Post-split	Pre-split	Post-split

Shares issued and outstanding	15,295,500	1,529,550	12,000,000	1,200,000

Basic and diluted weighted shares outstanding	14,130,465	1,413,047	12,000,000	1,200,000

Earnings per share – basic and diluted	$0.74	$7.40	$0.40	$4.00

[            ] Shares of Common Stock

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION

Common Stock

PROSPECTUS

April __, 2010

Roth Capital Partners

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2010

PRELIMINARY PROSPECTUS

1,282,091 Shares

China Infrastructure Construction Corporation

Common Stock

This prospectus relates to the resale by the Selling Stockholders of up to 1,282,091 shares of our common stock, no par value (“Common Stock”), issued to the Selling Stockholders in a private placement (the “Private Placement”) pursuant to a Subscription Agreement dated as of March 5, 2010 (the “Subscription Agreement”).

All of the shares of Common Stock issued to the Selling Stockholders may be sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 53). We will not receive any proceeds from the sales by the Selling Stockholders.   We will pay all of the registration expenses incurred in connection with this offering, but the Selling Stockholders will pay any selling commissions, brokerage fees and related expenses.

There is a limited market in our Common Stock. The shares are being offered by the Selling Stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market in our Common Stock will develop, or if an active market does develop, that it will continue.

Our Common Stock is listed on the OTC Bulletin Board and trades under the symbol "CHNC."  On April 28, 2010, the closing sale price of our Common Stock was $4.98. We have applied to have our shares listed on the NASDAQ Global Market under the symbol “CHNC”.

Investing in our Common Stock involves risks. See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us, and we do not accept any liability in relation thereto.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

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THE OFFERING

On March 5, 2010 the Company entered into a Subscription Agreement (the “Subscription Agreement”) with the Selling Stockholders, pursuant to which the Company issued shares of its Common Stock for $3.90 per share to the Selling Stockholders in exchange for an aggregate cash payment of approximately $5,000,000.

This prospectus relates to the resale of the 1,282,091 shares of our Common Stock held by the Selling Stockholders.

Issuer	China Infrastructure Construction Corporation

Common Stock outstanding prior to the Offering	12,815,620 shares of common stock

Common Stock offered by the Selling Stockholders	1,282,091 shares of common stock

Total shares of Common Stock to be outstanding after the Offering	12,815,620 shares of common stock

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock.

Our OTC Bulletin Board Trading Symbol	CHNC

Risk Factors	You should read the “Risk Factors” section beginning on page 6 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock to be outstanding after this offering is based on 12,815,620 shares of our Common Stock outstanding as of April 28, 2010 which includes 1,282,091 shares of Common Stock held by the Selling Stockholders, and excludes 1,504,160 shares of common stock reserved for issuance upon the exercise of outstanding warrants and 740,000 shares of common stock reserved for issuance upon the exercise of outstanding options (for which cash would need to be remitted for us to exercise).

3A

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock.

16A

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SELLING STOCKHOLDERS

This prospectus relates to the offering by the Selling Stockholders of shares of our Common Stock held by the Selling Stockholders identified in the table below. Each of the Selling Stockholders acquired our Common Stock as an investor in the Private Placement completed on March 11, 2010, pursuant to a Subscription Agreement dated March 5, 2010 (the “Subscription Agreement”). All of the Selling Stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The table set forth below lists the names of the Selling Stockholders as well as the number of shares of Common Stock acquired by the Selling Stockholders pursuant to the Subscription Agreement, all of which are being offered hereby. Except as noted below, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Excepted as noted below, none of the Selling Stockholders has or has had within the past three years any position, office, or other material relationship with the Company or any of its predecessors or affiliates.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of its shares at any time.

Name of Selling Stockholder	Total Number and Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)		Maximum Number of Shares to be Sold	Total Number and Percentage of Shares Beneficially Owned After the Offering (2)(4)
Ancora Greater China Fund LP (5)	128,205	1.00%	128,205	0	-
Chunxiao Sun	25,641	(3)	25,641	0	-
Daisy C. Stone	12,820	(3)	12,820	0	-
Zhi Wung	25,641	(3)	25,641	0	-
Greg P. Ligenza	6,500	(3)	6,500	0	-
Hermes Partners, LP (6)	32,500	(3)	10,000	22,500	(3)
IRG TMT Asia Fund (7)	52,000	(3)	52,000	0	-
Jayhawk Private Equity Fund II, LP (8)	256,411	2.00%	64,103	192,308	1.50%
Dennis Bumanis	6,924	(3)	6,924	0	-
Markets Edge Ltd. (9)	12,821	(3)	12,821	0	-
Pandora Select Partners, LP (10)	205,128	1.60%	205,128	0	-
Concentra Trust ITF Paradigm Managed Accounts (11)	576,924	4.50%	384,616	192,308	1.50%
Silver Rock I, Ltd. (12)	130,000	1.00%	40,000	90,000	(3)
Whitebox Combined Partners (13)	751,282	5.90%	256,410	494,872	3.90%
Whitebox Special Opportunities Fund Series B Partners, LP (14)	51,282	(3)	51,282	0	-

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(1)
As of April 28, 2010, we had outstanding 12,815,620 shares of Common Stock. Under applicable SEC rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the “beneficial owner” of a security with regard to which he directly or indirectly has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person’s economic interest in the security. Each Selling Stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in the table.

(2)
 In determining the percent of Common Stock beneficially owned by a Selling Stockholder on April 28, 2010, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling stockholder, including shares the beneficial ownership of which may be acquired within 60 days through the exercise of the warrants, if any, held by that selling stockholder, and (b) the denominator is the sum of (i) the 12,815,620 shares of Common Stock outstanding on April 28, 2010, and (ii) the aggregate number of shares of Common Stock that may be acquired by such selling stockholder within 60 days upon the conversion of convertible securities and the exercise of the warrants held by the selling stockholder.

(3)	Less than 1%.

(4)	Assumes the sale of all shares offered by the Selling Stockholders.

(5)
 John P. Micklitsch has the voting and investment powers over the shares held by Ancora Greater China Fund LP. Ancora Greater China Fund LP is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(6)
Includes 7,500 shares issuable upon exercise of a warrant issued in connection with the Amendment dated March 5, 2010 to the Subscription Agreement dated October 16, 2009. Paul Flather has the voting and investment powers over the shares held by Hermes Partners, LP.

(7)	Matthew Burlage has the voting and investment powers over the shares held by IRG TMT Asia Fund.

(8)
Includes 64,103 shares issuable upon exercise of a warrant issued in connection with the Amendment dated March 5, 2010 to the Subscription Agreement dated October 16, 2009. Kent C. McCarthy and Alberto Bassetto have the voting and investment powers over the shares held by Jayhawk Private Equity Fund II, LP.

(9)	Majed Soueidan has the voting and investment powers over the shares held by Markets Edge Ltd.

(10)	Andrew J. Redleaf has the voting and investment powers over the shares held by Pandora Select Partners, LP.

(11)
 Includes 64,103 shares issuable upon exercise of a warrant issued in connection with the Amendment dated March 5, 2010 to the Subscription Agreement dated October 16, 2009. Kyle Kozuska has the voting and investment powers over the shares held by Concentra Trust ITF Paradigm Managed Accounts (“Concentra”). Concentra is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities. In connection with the investment made by Concentra, Paradigm Portfolio Management Corporation received a cash commission of $120,000 and Meckelborg Financial Group, Inc. was issued a warrant to purchase 23,077 shares of our common stock at an exercise price of $3.90 per share. Paradigm Portfolio Management Corporation and Meckelborg Financial Group, Inc. are affiliates of Concentra.

18A

(12)
Includes 30,000 shares issuable upon exercise of a warrant issued in connection with the Amendment dated March 5, 2010 to the Subscription Agreement dated October 16, 2009. Rima Salam has the voting and investment powers over the shares held by Silver Rock I, Ltd.

(13)
Includes 64,103 shares issuable upon exercise of a warrant issued in connection with the Amendment dated March 5, 2010 to the Subscription Agreement dated October 16, 2009. Andrew J. Redleaf has the voting and investment powers over the shares held by Whitebox Combined Partners.

(14)	Andrew J. Redleaf has the voting and investment powers over the shares held by Whitebox Special Opportunities Fund Series B Partners, LP.

18B

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PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 1,282,091 shares of our common stock. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). To the extent the Selling Stockholders effect such transactions through underwriters, the maximum commission or discount to be received by such underwriters will not be greater than eight (8) percent. In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Guzov Ofsink, LLC, New York, New York.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File No. 333-165742) under the Securities Act, as amended, with respect to the shares of Common Stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

58A

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration fee	$1,881.24
Accountants’ fees and expenses	$30,000
Legal fees and expenses	$125,000
Transfer Agent’s fees and expenses	$1,000
Total Expenses	$157,881.24

All expenses are estimated except for the Securities and Exchange Commission fee. None of the expenses from the offering will be borne by the selling stockholders.

Item 14.  Indemnification of Directors and Officers.

The statutes, charter provisions and other arrangements under which controlling persons, directors or officers of the Company are insured or indemnified against any liability which they may incur in such capacity are as follows:

Colorado Law

Colorado corporate law provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Colorado corporate law also provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions

Article VII of our Amended and Restated Articles of Incorporation authorizes us, among other things, to indemnify our officers, directors, employees, fiduciaries or agents against claims, liability or expense arising against or incurred by them in connection with certain actions, suits or proceedings if they acted in good faith and in a manner in which they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Article VI of our Bylaws authorizes us to indemnify our officers and directors to the fullest extent authorized or permitted by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

On March 11, 2010, China Infrastructure Construction Corporation (the “Company”) consummated a private placement pursuant to a Subscription Agreement dated March 5, 2010 with a number of investors, providing for the sale to the investors of an aggregate of approximately 1,282,091 shares of the Company’s common stock, no par value for an aggregate purchase price of approximately $5,000,000 (or $3.90 per Share). In connection with this private placement, the Company issued to the placement agent a warrant to purchase 46,154 shares of common stock exercisable for a period of five years at an exercise price of $3.90 per share and paid a transaction fee of $240,000. Additionally, the Company issued to a finder a warrant to purchase 23,077 shares of common stock exercisable for a period of five years at an exercise price of $3.90 per share and paid a transaction fee of $120,000. The issuances of these securities were effectuated pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Act and/or Regulation D, and Regulation S promulgated thereunder.

On October 16, 2009, the Company entered into and consummated the sale of securities in a private placement pursuant to a Subscription Agreement with a number of investors, providing for the sale to the investors of an aggregate of approximately 2,564,103 shares of the Company’s common stock for an aggregate purchase price of approximately $10,000,000 (or $3.90 per Share). In connection with this private placement, the Company issued to the placement agent warrants to purchase 153,846 shares of common stock exercisable for a period of five years at an exercise price of $3.90 per share. Additionally, the Company issued to a financial advisor in the PRC 288,963 shares of common stock. The issuances of these securities were effectuated pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Act and/or Regulation D, and Regulation S promulgated thereunder.

On October 14, 2009, to provide incentives to the Company’s management and to adjust the Company’s capital structure, the Company issued to Rui Shen, a majority shareholder of the Company, an aggregate of 7,031,344 shares of Common Stock (after taking into account the 1-for-10 reverse stock split which took effect on September 28, 2009). The issuance of these securities was effectuated pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the “Act”), as amended, provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder.

On   October 8, 2008, the Company issued 1,200,000 shares of our common stock to the stockholder of NCH in exchange for all the issued and outstanding capital stock of NCH.  The Company did not receive any cash consideration in connection with the share exchange.  This issuance was made in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16.                  Exhibits and Financial Statement Schedules.

(a)  Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.                  Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)          That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)           in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)          That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)          That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time shall be deemed the initial bona fide offering of those securities.

(8)          For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i)           if the undersigned registrant is relying on Rule 430B:

(a)          each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)         each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an Underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          if the undersigned registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an    offering, other than registration statements relying on Rule 430B or other than prospectuses filed    in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2010.

China Infrastructure Construction Corporation

By:	/s/ Rong Yang
Chief Executive Officer (Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Rong Yang	April 29, 2010
Rong Yang
Chief Executive Officer and Director
(principal executive officer)

/s/ Yiru Shi	April 29, 2010
Yiru Shi
Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

/s/ Shuqian Wang	April 29, 2010
Shuqian Wang, Director

/s/ Francis Nyon Seng Leong	April 29, 2010
Francis Nyon Seng Leong, Director

/s/ Pat Lee Spector	April 29, 2010
Pat Lee Spector, Director

/s/ Zhenhai Niu	April 29, 2010
Zhenhai Niu, Director

Exhibit Index

Number	Description

1.1	Form of Underwriting Agreement**

2.1	Share Exchange Agreement by and between the Company and Northern Construction Holdings, Ltd. (1)

3.1	Articles of Incorporation of the Company (2)

3.2	Articles of Amendment (4)

3.3	By-laws of the Company (2)

4.1	Specimen of Common Stock Certificate (4)

5.1	Legal Opinion of Guzov Ofsink LLC*

10.1	Form of Call Option Agreement dated as of October 8, 2008 by and between Rui Shen and Rong Yang (3)

10.2	Form of Employment Agreement dated as of December 19, 2008 by and between Rong Yang and Beijing Concrete (4)

10.3	Form of Subscription Agreement dated October 16, 2009, among the Company and the Investors named therein (5)

10.4	Form of Investor Relations Escrow Agreement dated October 16, 2009, among the Company, Anslow& Jaclin, LLP and Trillion Growth China General Partner (5)

10.5	Form of Lockup Agreement dated October 16, 2009, by and between the Company and certain directors and officers (5)

10.6	Form of Lockup Agreement dated October 16, 2009, by and between the Company and certain non-affiliates shareholders (5)

10.7	Form of Call Option Agreement dated October 14, 2009, by and between Rui Shen and Rong Yang (5)

10.8	Form of Call Option Agreement dated October 14, 2009, by and between Rui Shen and Bingchuan Xiao (5)

10.9	Form of Voting Trust Agreement dated October 14, 2009, by and between Rui Shen and Rong Yang (5)

10.10	Form of Voting Trust Agreement dated October 14, 2009, by and between Rui Shen and Bingchuan Xiao (5)

10.11	Form of Employment Agreement dated December 17, 2009, by and between the Company and Ms. Yiru Shi (6)

10.12	Form of Option Agreement dated December 17, 2009, by and between the Company and Ms. Yiru Shi (6)

10.13	The China Infrastructure Construction Corporation 2010 Stock Incentive Plan, dated February 12, 2010 (7)

10.14	Form of Independent Director Agreement (7)

10.15	Amended and Restated Employment Agreement with Rong Yang, dated February 12, 2010 (7)

10.16	Non-Qualified Stock Option Agreement with Rong yang, dated February 12, 2010 (7)

10.17	Form of Subscription Agreement dated March 5, 2010, by and among the Company and the parties named therein (8)

10.18	Form of Amendment dated March 5, 2010 to Subscription Agreement dated October 16, 2009 by and among the Company and the parties named therein (8)

10.19	Form of Warrant issued to the Company’s placement agent and certain finder (8)

10.20	Form of Warrant issued to the 2009 Investors (8)

16.1	Letter of Ronald R. Chadwick, P.C. to the SEC dated October 9, 2008 (1);

21.1	List of Subsidiaries*

23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC*

23.2	Consent of Guzov Ofsink LLC (contained in Exhibit 5.1) *

Footnotes:
*	Filed herewith.

**	To be filed by Amendment

(1)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 10, 2008.

(2)	Incorporated by reference to our Registration Statement on Form SB-2 (Reg. No. 333-146758) filed with the SEC on October 17, 2007.

(3)	Incorporated by reference to our Current Report on Form 8-K/A filed with the SEC on April 29, 2009.

(4)	Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on September 15, 2009.

(5)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 20, 2009.

(6)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 22, 2009.

(7)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 19, 2009.

(8)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 12, 2009.